Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN

OF MERGER

by and among

PATRIOT NATIONAL, INC.,

VIKARAN TECHNOLOGY

SOLUTIONS, INC.,

VIKARAN SOLUTIONS, LLC,

and

CERTAIN MEMBERS OF

VIKARAN SOLUTIONS, LLC

dated as of

April 17, 2015

TABLE OF CONTENTS

ARTICLE I. THE MERGER		1
1.1	The Merger	1
1.2	Effective Time	1
1.3	Effects of the Merger	1
1.4	Certificate of Incorporation and Bylaws	2
1.5	Directors and Officers	2
1.6	Conversion of Shares	2
1.7	Merger Consideration Payment	2
1.8	No Further Ownership Rights in Company Interests	3
1.9	Withholding Rights	3

ARTICLE II. CLOSING		3
2.1	Closing	3
2.2	Parent Deliveries	3
2.3	Company Deliveries	4

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF MEMBERS		4
3.1	Power and Authority of the Company and each Member	5
3.2	Organization, Authority and Qualification of the Company	5
3.3	Capitalization	5
3.4	No Subsidiaries	6
3.5	No Conflicts; Consents	6
3.6	Financial Statements	6
3.7	Undisclosed Liabilities; Indebtedness	7
3.8	Absence of Certain Changes, Events and Conditions	8
3.9	Material Contracts	10
3.10	Title to Assets; Real Property	12
3.11	Condition, Sufficiency and Location of Assets	13
3.12	Intellectual Property	13
3.13	IT Systems	17
3.14	Data Protection	17
3.15	Taxes	17
3.16	Customers; Suppliers	19
3.17	Insurance	20
3.18	Legal Actions; Governmental Orders	20
3.19	Compliance With Laws; Permits	21
3.20	Environmental Matters	21
3.21	Employee Benefit Matters	21
3.22	Employment Matters	23
3.23	Product Liability and Warranty	25
3.24	Related Party Transactions	25
3.25	Certain Payments	25
3.26	Books and Records	25
3.27	Brokers	26
3.28	NO OTHER REPRESENTATIONS AND WARRANTIES	26

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PARENT		26
4.1	Organization and Authority of Parent and Merger Sub	26
4.2	No Conflicts; Consents	27
4.3	Investment Purpose	27
4.4	Legal Proceedings	27
4.5	Brokers	27

ARTICLE V. COVENANTS		27
5.1	Confidentiality	27
5.2	Non-competition; Non-solicitation	28
5.3	Public Announcements	29
5.4	Further Assurances	29
5.5	Member Releases	30
5.6	Access to Books and Records	31
5.7	Director and Officer Liability and Indemnification	31
5.8	Conflicts; Privileges	31

ARTICLE VI. TAX MATTERS		32
6.1	Tax Covenants	32
6.2	Termination of Existing Tax Sharing Agreements	34
6.3	Straddle Period	34
6.4	Allocation of Purchase Price	35
6.5	Cooperation and Exchange of Information	35
6.6	Tax Contests	36
6.7	Tax Distributions	36

ARTICLE VII. INDEMNIFICATION		37
7.1	Survival	37
7.2	Indemnification By Members	37
7.3	Indemnification By Parent	38
7.4	Indemnity Limitations	38
7.5	Materiality Qualifiers	39
7.6	Indemnification Procedures	40
7.7	Payments	41
7.8	Tax Treatment of Indemnification Payments	41
7.9	Acknowledgement of Parent	41

ARTICLE VIII. MISCELLANEOUS		42
8.1	Notices	42
8.2	Interpretation	43
8.3	Headings	43
8.4	Severability	43
8.5	Entire Agreement	43
8.6	Successors and Assigns	44
8.7	No Third-Party Beneficiaries	44
8.8	Amendment and Modification; Waiver	44

8.9	Governing Law; Mediation; Consent to Jurisdiction and Service of Process	44
8.10	Counterparts	45
8.11	Member Representative	45
8.12	Definitions	47

INDEX OF DEFINED TERMS

401(k) Plan	4
Acquisition	3
Action	47
Affiliate	47
Agreement	1
Annual Financial Statements	7
Benefit Plan	22
Business Day	48
Cap	39
Cash	48
Certificates of Merger	1
Closing	3
Closing Date	3
Code	48
Company	1
Company Interests	1
Company Operating Agreement	1
Company Products	48
Company-Owned Intellectual Property	14
Contracts	48
Copyrights	48
CPR	45
DGCL	1
Direct Claim	41
Disclosure Schedules	48
Dollars or $	48
Domain Names	48
Effective Time	1
Encumbrance	48
Environmental Claim	48
Environmental Law	49
Environmental Notice	49
Environmental Permit	49
ERISA	49
ERISA Affiliate	49
Financial Statements	7
Fundamental Representations	37
GAAP	49
Governing Documents	6
Governmental Authority	49
Governmental Order	49
Hazardous Materials	49
ILLCA	1

Indebtedness	50
Indemnified Party	40
Indemnifying Party	40
Independent Accountants	34
Insurance Policies	21
Intellectual Property	50
Interim Financial Statements	7
IT Systems	51
Knowledge of the Company	51
Law	51
Leases	13
Licensed Intellectual Property	14
Litigation Conditions	40
Losses	51
Material Adverse Effect	51
Material Contracts	10
Material Customers	20
Material Suppliers	20
Member Indemnitees	38
Member Representative	46
Member Returns	33
Member(s)	1
Merger	1
Merger Acknowledgment	2
Merger Consideration	51
Merger Sub	1
Most Recent Balance Sheet	7
Most Recent Balance Sheet Date	7
Multiemployer Plan	23
Object Code	52
Ordinary Course of Business	52
Parent	1
Parent Indemnitees	38
Parent Returns	34
Patents	52
Permits	52
Permitted Encumbrances	12
Person	52
Post-Closing Tax Period	52
Post-Closing Taxes	52
Pre-Closing Tax Period	52
Pre-Closing Taxes	52
Purchase Price Allocation	36

Qualified Benefit Plan	23
Real Property	13
Release	52
Released Parties	31
Representative	52
Restricted Business	52
Restricted Period	29
Selling Expenses	53
Software	53
Source Code	53
Straddle Period	35
Surviving Corporation	1

Tax Action	36
Tax Claim	36
Tax Return	53
Taxes	53
Third Party Claim	40
Third Party Insurance	53
Third Party Software Components	53
Threshold	39
Trade Secrets	54
Transaction Documents	54
Union	25
Work-In-Process	54

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of April 17, 2015, is entered into among PATRIOT NATIONAL, INC., a Delaware corporation (“Parent”), VIKARAN TECHNOLOGY SOLUTIONS, INC., a Delaware corporation (“Merger Sub”), VIKARAN SOLUTIONS, LLC, an Illinois limited liability company (the “Company”), and the holders of equity interests of the Company set forth on the signature page hereto (each, a “Member” and collectively, “Members”). Each capitalized term used in this Agreement is defined on the page set forth opposite such term in the index of defined terms set forth above.

WHEREAS, Members own over 90% of the issued and outstanding membership interests in the Company (the “Company Interests”) and are parties to the Amended and Restated Operating Agreement of the Company, dated June 21, 2010, as amended by that certain First Amendment to Amended and Restated Operating Agreement of the Company, dated May 2, 2011 (as so amended, the “Company Operating Agreement”); and

WHEREAS, Parent, Merger Sub and the Company wish to effect a business combination through a merger of the Company with and into Merger Sub on the terms and conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law, as amended (the “DGCL”), and the Illinois Limited Liability Company Act (the “ILLCA”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I. THE MERGER

1.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, (a) the Company will merge with and into Merger Sub (the “Merger”), and (b) the separate corporate existence of the Company will cease and Merger Sub will continue its corporate existence under the DGCL as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent and Merger Sub will cause a certificate of merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware, and Articles of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Illinois (collectively, the “Certificates of Merger”) in accordance with the relevant provisions of the DGCL and ILLCA. The Merger will become effective at such time as the Certificates of Merger have been duly filed with such Secretaries of State or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificates of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

1.3 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL and ILLCA. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

1.4 Certificate of Incorporation and Bylaws. The certificate of incorporation and bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws of the Surviving Corporation as of the Effective Time, until amended in accordance with applicable Law.

1.5 Directors and Officers. Until duly removed or until successors are duly elected or appointed and qualified, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time, and the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time.

1.6 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any party:

(a) All Company Interests outstanding immediately prior to the Effective Time shall be converted into the right to receive a pro rata portion of the Merger Consideration in cash, without interest, as provided in Schedule 1.2 of this Agreement.

(b) Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

1.7 Merger Consideration Payment.

(a) Parent has provided to each Member, and has provided or promptly after the Closing will provide to each holder of Company Interests, an acknowledgement of merger (a “Merger Acknowledgment”) and instructions for receiving the applicable portion of the Merger Consideration pursuant to Section 1.6(a). Parent shall, no later than the later of (i) the Closing Date or (ii) five (5) Business Days after receipt of a Merger Acknowledgement duly completed and validly executed by a holder of Company Interests, pay to such holder the applicable cash amount as provided in Schedule 1.2. Unless otherwise provided herein, no interest shall be paid or shall accrue on any cash payable upon receipt of any Merger Acknowledgment.

(b) Any amounts remaining unclaimed by any such holder two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto. Parent shall not be liable to any holder of Company Interests for any amounts paid to any Governmental Authority pursuant to applicable abandoned property, escheat or similar Laws.

1.8 No Further Ownership Rights in Company Interests. At the Effective Time, all Company Interests outstanding immediately prior to the Effective Time shall automatically be cancelled and cease to exist, and each and every holder of any Company Interests shall cease to have any rights as a member of the Company. All Merger Consideration paid or payable upon the delivery of a Merger Acknowledgment in accordance with the terms hereof shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to the Company Interests, and from and after the Effective Time, there shall be no further registration of transfers of Company Interests on the books and records of the Surviving Corporation.

1.9 Withholding Rights. Each of Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article I such amounts as may be required to be deducted and withheld with respect to the making of such payment under any provision of Tax Law. To the extent that amounts are so deducted and withheld by Parent, Merger Sub or the Surviving Corporation, as the case may be, and duly remitted to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which Parent, Merger Sub or the Surviving Corporation, as the case may be, made such deduction and withholding.

ARTICLE II. CLOSING

2.1 Closing. The transactions contemplated hereby will close (the “Closing”) and all deliveries to be made at the time of Closing will occur electronically at 9:00 a.m. Eastern Time on the date hereof (the “Closing Date”), simultaneously with the execution of this Agreement remotely by electronic exchange of documents and signatures.

2.2 Parent Deliveries. At or prior to the Closing, Parent shall:

(a) pay the Merger Consideration if and as required in accordance with Section 1.7;

(b) pay, on behalf of the Company, all Selling Expenses listed on Schedule 2.2(a); and

(c) deliver to the Member Representative:

(i) employment agreements in form and substance reasonably acceptable to each of Sandeep Mehta and Ash Perti, duly executed by Parent;

(ii) a good standing certificate of each of Parent and Merger Sub from the Secretary of State of the State of Delaware; and

(iii) such other documents or instruments as the Member Representative reasonably requests to consummate the Merger and the other transactions contemplated hereby (collectively, the “Acquisition”).

2.3 Company Deliveries.

(a) At or prior to the Closing, the Company shall deliver to Parent:

(i) a certificate of an officer of the Company certifying that (A) attached thereto are true and complete copies of (1) all resolutions adopted by the Company’s board of managers authorizing the execution, delivery and performance of this Agreement and the consummation of the Acquisition, and (2) resolutions of the Company’s members approving the Merger and adopting this Agreement, and (B) all such resolutions are in full force and effect as of the Closing Date and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(ii) all approvals, consents and waivers that are listed in Section 3.5 of the Disclosure Schedules;

(iii) a certificate, dated as of the Closing Date, certifying to the effect that the Company is not a foreign person (such certificate in the form required by Treasury Regulation Section 1.1445-2(b)(2)(iv)(B));

(iv) a certified copy of the Company Operation Agreement, and all minute books, ownership ledgers, company seals and other company records relating to the organization, ownership and maintenance of the Company;

(v) a good standing certificate (or its equivalent) for the Company from the secretary of state of Illinois;

(vi) written resignations of all directors and officers of the Company, which resignations shall include a release confirming that the person resigning has no claims against the Company, including for compensation for termination of such office;

(vii) evidence reasonably satisfactory to Parent of the termination of the Vikaran Solutions, LLC 401(k) P/S Plan (the “401(k) Plan”) effective as of the day immediately preceding the Closing Date;

(viii) all of the financial and accounting records, documents, files, memoranda and other material papers relating to the Company (other than those records which Members are required to keep by Law) including, as appropriate, all check books and credit cards of the Company and a letter to each bank of the Company, signed by duly authorized signatories, cancelling the existing mandates of the Company and authorizing such bank to deal with such authorized representatives as Parent nominates in relation to the terms of any replacement mandates therefor; and

(ix) such other documents or instruments as Parent reasonably requests to consummate the Acquisition.

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF MEMBERS

In order to induce Parent to enter into this Agreement, except as set forth in the correspondingly numbered Section of the Disclosure Schedules, each Member severally and not jointly (it being understood that each Member is making the representations and warranties set forth in Sections 3.1, 3.5, 3.18, 3.24, 3.25 and 3.27 (insofar as such representations and warranties relate to a Member and not the Company) solely with respect to itself and not with respect to any other Member and that each Member is making each other representation and warranty set forth in this Article III solely in accordance with the percentages set forth on Schedule 1.2) represents and warrants to Parent that the statements contained in this Article III are true and correct as of the date hereof.

3.1 Power and Authority of the Company and each Member. The Company has full corporate power and authority to enter into and perform its obligations under this Agreement, including, in the case of consummation of the Merger, obtaining the requisite affirmative vote or consent of its members as required under the ILLCA and the Company Operating Agreement. Each Member has full capacity, power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the Acquisition. This Agreement and each such Transaction Document has been duly executed and delivered by such Member, and (assuming due authorization, execution and delivery by the other parties thereto) this Agreement and each such Transaction Document constitutes a legal, valid and binding obligation of such Member enforceable against such Member in accordance with its terms; except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity and the discretion of courts in granting equitable remedies.

3.2 Organization, Authority and Qualification of the Company. The Company is duly organized, validly existing and in good standing under the Laws of Illinois and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.2 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect. All actions taken by the Company in connection with this Agreement and the other Transaction Documents have been duly authorized on or prior to the Closing.

3.3 Capitalization.

(a) Section 3.3(a) of the Disclosure Schedules accurately sets forth and describes all equity interests of the Company that are authorized, issued and outstanding, the Persons owning such issued and outstanding equity interests, and the number or amount of equity interests owned by each such Person. All such outstanding equity interests have been duly authorized, are validly issued and fully paid, and are owned of record and beneficially by the Persons listed in Section 3.3(a) of the Disclosure Schedules, free and clear of all Encumbrances (other than restrictions on transfer under Federal and state securities laws and Encumbrances under the Company Operating Agreement). The Company Interests constitute 100% of the total issued and outstanding equity interests in the Company.

(b) All equity interests of the Company were issued in compliance with applicable Laws in all material respects. None of such equity interests were issued the Company or, to the Knowledge of the Company, transferred by such Member or by any other Person, in violation of (i) any agreement, arrangement or commitment to which such Member, other Person or the Company is a party or (ii) any preemptive or similar rights of any Person.

(c) There are no outstanding or authorized options, warrants, convertible securities or other similar rights, agreements, arrangements or commitments relating to the equity interests of the Company or obligating the Company to issue or sell any equity interests of, or any other interest in, the Company. The Company does not have outstanding or authorized any equity appreciation, phantom equity, profit participation or similar rights. Except for the Company Operating Agreement, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any equity interests of the Company.

3.4 No Subsidiaries. The Company does not own, or have any interest in, any shares of capital stock, equity or other ownership interest in any other Person.

3.5 No Conflicts; Consents. The execution, delivery and performance by each Member of this Agreement and the other Transaction Documents to which he, she or it is a party, and the consummation of the Acquisition and the transactions contemplated by such other Transaction Documents, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of organization or the Company Operating Agreement (collectively, the “Governing Documents”); (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to such Member or the Company; (c) except as set forth on Section 3.5 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which such Member or the Company is a party or by which such Member or the Company is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit or Governmental Order affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company.

3.6 Financial Statements.

(a) Complete copies of the Company’s unaudited financial statements consisting of the balance sheets of the Company as of December 31 in each of the years 2013 and 2014 and the related statements of operations, stockholders’ equity and comprehensive income and cash flows for the years then ended (the “Annual Financial Statements”), and financial statements consisting of the balance sheet of the Company as of March 31, 2015 and the related statements of operations, stockholders’ equity and comprehensive income and cash flows for the three-month period then ended (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”) have been made available by the Company to Parent. The consolidated balance sheet of the Company as of March 31, 2015 is referred to herein as the “Most Recent Balance Sheet” and the date thereof as the “Most Recent Balance Sheet Date”.

(b) The Financial Statements have been prepared from the books and records of the Company by its management in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Annual Financial Statements). The Financial Statements fairly present in all material respects the financial position, results of operations, shareholders’ equity and cash flows of the Company as of the dates and for the time periods indicated. All necessary books of account, ledgers and financial records have been accurately kept and completed by the Company and accurately present and reflect in all material respects and in accordance with GAAP, and as required by applicable Law, the assets, liabilities (actual and contingent) and results of operations of the Company. The foregoing notwithstanding, all financial statements of the Company were not prepared in accordance with GAAP to the extent that such financial statements, as applicable: (a) were prepared without physical inventories, (b) are not restated for subsequent events, (c) may not contain a statement of construction in process, and (d) may not fully reflect the following liabilities: (i) vacation, holiday and similar accruals and (ii) federal, state and local income or franchise taxes.

(c) The Company maintains a standard system of accounting established and administered in accordance with GAAP. None of the accounting books, ledgers, registers, records or systems of the Company are recorded or stored, operated or otherwise dependent upon or held by any means (whether electronic, mechanical, computerized or otherwise) which (including all means of access to them) are not under the control of the Company.

(d) All accounts and notes receivable of the Company that are reflected on the Most Recent Balance Sheet represent sales actually made or services actually performed in the Ordinary Course of Business. The allowances and reserves shown on the Most Recent Balance Sheet or on the accounting records of the Company as of the Closing Date have been determined consistent with past practice in all material respects. No counter claims, claims for credit, defenses or offsetting claims with respect to the accounts or notes receivable of the Company reflected on the Most Recent Balance Sheet are pending or, to the Knowledge of the Company, have been asserted or threatened in connection with any such account receivable of the Company. The Company has not agreed to any deduction, free goods, discount or other deferred price or quantity adjustment with respect to any of its accounts receivables.

3.7 Undisclosed Liabilities; Indebtedness. The Company does not have any liabilities or obligations of any nature (whether known or unknown and whether absolute, contingent, accrued or unaccrued) that would be required to be reflected or reserved against on a balance sheet of the Company (including the notes thereto) prepared in accordance with GAAP except (a) those which are reflected or reserved against on the Most Recent Balance Sheet, (b) those which have been incurred in the Ordinary Course of Business since the Most Recent Balance Sheet Date that are not, individually or in the aggregate, material to the Company, (c) those disclosed in this Agreement or the Disclosure Schedules, (d) those under the executory portion of any Contract to which the Company is a party, and (e) those listed on Section 3.7(a) of the Disclosure Schedules. The Company does not have any Indebtedness.

3.8 Absence of Certain Changes, Events and Conditions. Except as disclosed on Section 3.8 of the Disclosure Schedules, since December 31, 2014, there has not been, with respect to the Company, any:

(a) event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) amendment to any of the Governing Documents;

(c) issuance, sale or other disposition of any of its equity securities, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its equity securities;

(d) declaration or payment of any distributions on or in respect of any of its equity securities or redemption, purchase or acquisition of such equity securities;

(e) (i) any change made in its Tax reporting or accounting principles, practices or policies, including to (A) practices with respect to depreciation or amortization or the payment of accounts payable or the collection of accounts receivable, such as intentionally delaying or postponing the payment of any accounts payable or commissions or any other liability or obligation, or agreeing or negotiating with any party to extend the payment date of any accounts payable or commissions or any other liability or obligation, or accelerating the collection of (or discounting) any accounts or notes receivable, (B) taking any action or failing to take any action that has had, or would reasonably be expected to have, the effect of accelerating to pre-Closing periods payments that would otherwise be expected to occur after the Closing (including any failure to market and sell Company Products in normal commercial quantities and through normal commercial channels prior to the Closing) or (C) making any changes to the normal and customary practices regarding the solicitation, booking or fulfillment of orders or the shipment and delivery of goods; (ii) settled or compromised any material liability for Taxes; (iii) made, changed or rescinded any material Tax election; (iv) surrendered any material right in respect of Taxes; or (v) consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(f) entry into any Contract that would constitute a Material Contract;

(g) incurrence, assumption or guarantee of any Indebtedness;

(h) transfer, assignment, sale or other disposition of any of the assets, or cancellation of any debts or entitlements, other than in the Ordinary Course of Business;

(i) transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property, other than in the Ordinary Course of Business;

(j) material damage, destruction or loss (whether or not covered by insurance) to its property;

(k) any capital investment in, or any loan to, any other Person;

(l) acceleration, termination, material modification to or cancellation of any Material Contract, not including Contracts expiring in accordance with their terms;

(m) any material capital expenditures;

(n) imposition of any Encumbrance upon any of its properties, equity securities or assets, tangible or intangible;

(o) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any employee, officer, director, independent contractor or consultant, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any employee, officer, director, independent contractor or consultant, in each case other than in the Ordinary Course of Business consistent with past practice;

(p) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union;

(q) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any Member or any of the Company’s directors, officers or employees (other than in such Person’s capacity as a director, officer or employee of the Company);

(r) entry into a new line of business or abandonment or discontinuance of existing lines of business;

(s) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(t) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $10,000, individually (in the case of a lease, per annum) or $50,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the Ordinary Course of Business;

(u) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, any business or any Person or any division thereof; or

(v) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

3.9 Material Contracts.

(a) Section 3.9(a) of the Disclosure Schedules lists each Contract to which the Company is a party to or to which any of its assets are bound (such Contracts, together with all Leases and all Contracts relating to Intellectual Property required to be disclosed in Sections 3.12(a)-1 and 3.12(a)-2 of the Disclosure Schedules, referred to herein as “Material Contracts”):

(i) involving aggregate consideration in excess of $25,000 and which, in each case, cannot be cancelled without cause by the Company without penalty or without more than 30 days’ notice;

(ii) that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii) containing a “most favored nation” pricing agreement, special warranties, agreements to take back or exchange goods, consignment arrangements or similar understandings with an end-user, reseller or supplier;

(iv) granting a power of attorney to any Person;

(v) that provide for the assumption of any Tax, environmental or other liability of any Person;

(vi) that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(vii) that is a broker, distributor, reseller, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting or advertising Contract that cannot be cancelled by the Company without penalty or without more than 30 days’ notice;

(viii) that is an employment, consulting, confidentiality, non-competition, severance, retention or change in control agreement or Contract with any independent contractor or consultant (or similar arrangement) that cannot be cancelled by the Company without penalty or without more than 30 days’ notice;

(ix) providing for the payment of any cash or other compensation or benefits by the Company upon the consummation of the Acquisition;

(x) pursuant to which a third party (A) grants to the Company a license to distribute or resell any Third Party Software Components or to use Intellectual Property that is embedded in any Company Products, or (B) restricts the Company’s right to distribute or resell any Third Party Software Component or to use Intellectual Property that is embedded in any Company Products;

(xi) pursuant to which a third party (A) grants to the Company a license to use material IT Systems, other than licenses arising from the purchase of “off the shelf” products, or (B) restricts the Company’s right to use material IT Systems, other than restrictions arising under licenses arising from the purchase of “off the shelf” or standard products;

(xii) pursuant to which the Company either grants or receives any material rights to Intellectual Property, other than: Contracts described in subsections (x) or (xi) above or Contracts granting rights to “off the shelf” products;

(xiii) pertaining to the lease or sublease of real or personal property;

(xiv) involving Work-In-Process;

(xv) relating to any Indebtedness (other than Contracts relating to trade receivables arising in the Ordinary Course of Business);

(xvi) with any Governmental Authority;

(xvii) that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(xviii) that require the Company to (A) obtain or maintain insurance coverage in excess of that reasonably necessary or required in the Ordinary Course of Business (including any that require the purchase of any “tail” insurance in connection with the Acquisition or otherwise), or (B) add any end-user, reseller or other third party as an insured on any insurance policy of the Company;

(xix) that provide for any joint venture, partnership or similar arrangement;

(xx) between or among the Company, on the one hand, and a Member or an Affiliate of a Member (other than the Company), on the other hand; and

(xxi) that are collective bargaining agreements or other Contracts with any Union.

(b) Each Material Contract is valid and binding on the Company in accordance with its terms and, to the Knowledge of the Company, is in full force and effect, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity and the discretion of courts in granting equitable remedies. Neither the Company nor, to the Knowledge of the Company, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any written notice of any intention to terminate, any Material Contract. To the Knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any material right or obligation or the loss of any material benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Parent.

3.10 Title to Assets; Real Property.

(a) The Company has good and valid title to, or a valid leasehold or license interest in, all Real Property and personal property and other assets used by it, located on its premises, whether or not shown on the Most Recent Balance Sheet or acquired after the date thereof, unless disposed of since the date thereof in the Ordinary Course of Business. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively, the “Permitted Encumbrances”):

(i) liens for Taxes or other governmental charges not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Most Recent Balance Sheet;

(ii) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the Ordinary Course of Business or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company;

(iii) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company;

(iv) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation;

(v) written licenses or other written grants of rights to use Intellectual Property set forth in the Disclosure Schedules; and

(vi) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business which are not, individually or in the aggregate, material to the business of the Company.

(b) Section 3.10(b) of the Disclosure Schedules lists (i) the street address of each parcel of real property currently leased, subleased to, or otherwise occupied by, the Company (the portion of such real property current leased, subleased to, or otherwise occupied by the Company, the “Real Property”); (ii) the landlord under the applicable lease or sublease for each parcel of Real Property (the “Leases”), the rental amount currently being paid, and the expiration of the term of each Lease; and (iii) the current use of each parcel of Real Property. The Company has delivered or made available to Parent true, complete and correct copies of each Lease. Except as set forth on Section 3.10(b) of the Disclosure Schedules, the Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Real Property. The use and operation of the Real Property in the conduct of the Company’s business do not violate in any material respect any applicable Law or any covenant, condition or restriction contained in the Leases or, to the Knowledge of the Company, any easement, license, permit or agreement applicable to such Real Property. There exists no dispute between the Company and the landlord under any Lease.

(c) Other than the Real Property, the Company does not own, occupy or otherwise use or have any interest in any land or buildings (whether of freehold, leasehold or other tenure) or have any rights or obligations to acquire any such interest. The Company has never owned any land or buildings.

3.11 Condition, Sufficiency and Location of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are, to the Knowledge of the Company, structurally sound in all material respects, are in good operating condition and repair (ordinary wear and tear excepted), and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. Except as set forth in Section 3.11 of the Disclosure Schedules, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company are sufficient for the conduct of the Company’s business as currently conducted and constitute all of the rights, property and assets necessary to conduct the business of the Company as currently conducted. All of the tangible assets of the Company are located on or at the Real Property.

3.12 Intellectual Property.

(a) Section 3.12(a)-1 of the Disclosure Schedules contains a true, complete and accurate list of all (i) Patents or registered Copyrights owned by the Company, (ii) pending applications for other registrations of Intellectual Property filed by or on behalf of the Company, (iii) Domain Names, registered Trademarks, trade names, slogans, logos and corporate names, material unregistered trademarks and material unregistered service marks owned by the Company, and (iv) any other material and registrable Intellectual Property, other than Copyrights, that are owned by the Company but are not registered. Section 3.12(a)-2 of the Disclosure Schedules set forth all material licenses to which the Company is a party, as a licensee, and any other Material Contracts under which the Company receives any rights to Intellectual Property. Section 3.12(a)-3 of the Disclosure Schedules sets forth all material licenses to which the Company is a party, as a licensor, and any other Material Contracts under which the Company grants any rights to Intellectual Property.

(b) (i) The Company owns and possesses all right and title in and to, or has the right to use pursuant to a valid license, all Intellectual Property necessary for the operation of the business of the Company as presently conducted, including but not limited to all Intellectual Property in all Company Products and all Software used in the IT Systems (all such

Intellectual Property owned by the Company, hereinafter “Company-Owned Intellectual Property,” and all such Intellectual Property licensed to the Company, hereinafter “Licensed Intellectual Property”), free and clear of all Encumbrances other than Permitted Encumbrances.

(ii) There are no pending unresolved or, to the Knowledge of the Company, threatened claims against the Company asserting the invalidity, misuse or unenforceability, or contesting the ownership or registrability, of any of the Company-Owned Intellectual Property or, to the Knowledge of the Company, any Licensed Intellectual Property. The Company has not received any written claims or notices of any infringement of, misappropriation of, or conflict with, the Intellectual Property of other Persons by the Company (including any written demand or request that the Company license any rights from another Person, or cease and desist any allegedly wrongful activity). The conduct of the Company’s business, including the Company Products, does not currently infringe, misappropriate or conflict with any Intellectual Property of other Persons and has not done so during the past five years. To the Knowledge of the Company, the Company-Owned Intellectual Property is not and has not been infringed or misappropriated by other Persons. The Company has not requested or received any written opinions of counsel related to the foregoing.

(iii) The Company-Owned Intellectual Property is not subject to any restrictions or limitations regarding use or disclosure by the Company. Without limiting the generality of the foregoing, the Company owns and possesses all right and title in and to all Company-Owned Intellectual Property (x) created or developed by the Company’s employees, consultants or contractors or under the direction or supervision of the Company’s employees, consultants or contractors, in each case relating to the business of the Company or (y) embodied in any Company Products (excluding the Third Party Software Components); and, to the Knowledge of the Company, no current or former employee, consultant or contractor has (or has asserted in writing) any claim of ownership, in whole or part, to any such Company-Owned Intellectual Property, or any right to use any such Company-Owned Intellectual Property or derivative works thereof, including any claims of moral rights in copyright works included in the Company-Owned Intellectual Property, all of which have been waived by such Persons. For purposes of this Section 3.12(b), the term “derivative work” shall have the same meaning as provided in 17 U.S.C. § 101.

(iv) There has not been any loss or expiration of any Company-Owned Intellectual Property or, to the Knowledge of the Company, Licensed Intellectual Property that would reasonably be expected to have a Material Adverse Effect, and, to the Knowledge of the Company, no loss or expiration of any Company-Owned Intellectual Property or Licensed Intellectual Property is threatened or pending other than the expiration of Company-Owned Intellectual Property or Licensed Intellectual Property in accordance with applicable Law or the end of the applicable license term and not due to any act or omission of the Company. Any and all renewal and maintenance fees, taxes, annuities, royalties or other fees payable by the Company in respect of the Company-Owned Intellectual Property or Licensed Intellectual Property and due before the Closing Date have been paid. To the Knowledge of the Company, all of the Company-Owned Intellectual Property is valid, subsisting and enforceable. The Company has taken commercially reasonable steps to maintain and protect the Company-Owned Intellectual Property.

(v) There are no agreements or arrangements in effect with respect to the marketing, distribution, licensing, or promotion of Company-Owned Intellectual Property by any independent salesperson, distributor, sublicensor, or other remarketer or sales organization.

(c) (i) Except as set forth on Section 3.12(c)(i) of the Disclosure Schedules, the Company has duly obtained all right and license to use, copy, modify, and distribute the Third Party Software Components. The Company-Owned Intellectual Property contains no other software components in which any third party may claim superior or joint ownership.

(ii) To the Knowledge of the Company, all licenses for Licensed Intellectual Property are in full force and effect and are enforceable by the Company in accordance with their respective terms. The Company has performed in all material respects all obligations required to be performed by it pursuant to such licenses and agreements, and to the Knowledge of the Company there is no existing or threatened default under or violation of any of such licenses or agreements by any other party thereto. Except as set forth on Section 3.12(c)(ii) of the Disclosure Schedules, no licensor of any Licensed Intellectual Property represents a sole source of Intellectual Property that is material to the Company’s Group business and is not Company-Owned Intellectual Property.

(d) The Company has taken commercially reasonable measures to protect the confidentiality and value of the Trade Secrets owned or used by, or licensed or entrusted to, the Company. The Company requires all of its employees, consultants and contractors to enter into agreements pursuant to which such individuals agree to assign to the Company all Intellectual Property developed by such individual in the course of his or her relationship with the Company, without further consideration or any restrictions or obligations on the use or ownership of such Intellectual Property.

(e) None of the Company’s Contracts with its customers, outside consultants or any end user or reseller of Company Products, confers upon any party other than the Company any ownership right with respect to any Intellectual Property developed in connection with such agreement or license.

(f) Section 3.12(f) of the Disclosure Schedules identify (i) other than as required in the license agreement between the Company and Parent, the material Software used by the Company to support the development of Company Products, (ii) the material Software used by the Company in the conduct of its business; and (iii) all Third Party Software Components.

(g) No open Source Code, freeware, or libraries subject to the GNU General Public License, GNU Lesser General Public License or any similar open source license or any other license requiring the disclosure of Source Code, has been used to create any Company

Products, and no Company Products depend or rely upon the same for their functionality. No Software subject to any open source license (including any license created or certified by the Free Software Foundation or the Open Source Initiative) has been used to create any Company Products, and no Company Products depend or rely upon the same for their functionality.

(h) No rights or licenses in or to the Source Code used to create any of the Company Products or Software have been granted by the Company at any time to any Person.

(i) The Company is not a party to any Contract requiring the deposit of any Source Code to any Company Products with an escrow agent or escrow service. No Person has asserted any right to access the Source Code for any Company Products, including rights of access pursuant to any such escrow agreement.

(j) All Company Products have been and currently are in conformity in all material respects with all applicable Contracts and applicable Law and all express warranties and performance criteria (including service level commitments).

(k) Other than as reflected in any Contract between the Company and the buyer, no Company Products are subject to any guarantee, warranty, performance level, service level commitment or obligation to defend or indemnify beyond the applicable standard terms and conditions of the Company’s standard license, service or other Contract, as the same may be modified from time to time on a case-by-case basis. Parent has been provided copies of all such standard license, service or other Contracts (containing applicable guarantee, warranty, performance criteria, and indemnity provisions). The Company has not been notified in writing during the past two years of any claims for any extraordinary returns, defects or bugs, warranty obligations, claims for service level credits or maintenance services relating to any of the Company Products. To the Knowledge of the Company, there are not now, and there have not been during the past three years, any viruses, worms, Trojan horses or similar programs in any Company Products. The Company is in possession of the Source Code and Object Code for all Company Products, including installation and user documentation, engineering specifications, flow charts, and know-how reasonably necessary for the use, maintenance, enhancement, development and other exploitation of such Company Products.

(l) The Company does not have any liability for any injury to any Person or property, loss or corruption of data or impairment of system or application functionality as a result of the ownership, possession or use of any Company Products.

(m) Section 3.12(m) of the Disclosure Schedules sets forth a true, correct and complete list of all Company Products currently sold or licensed, or supported or maintained by, the Company.

(n) The Software and computer hardware used or relied on by the Company in the conduct of its business are sufficient in all material respects for the current needs of such business, other than any increase in licenses required for normal business expansion or in connection with new hires.

(o) No government funding has been utilized by the Company in the development of any Company Products or Company-Owned Intellectual Property.

(p) The Company has not sold or committed or promised to sell, license, deliver or otherwise make available any software or other products, enhancements, or software-as-a-service offerings for which development had not been completed at the time of such sale, commitment or promise.

(q) This Section 3.12 constitutes the sole and exclusive representations and warranties of Members with respect to any Intellectual Property matters.

3.13 IT Systems. The Company owns free and clear of all Encumbrances (other than Permitted Encumbrances), or is licensed to use, all IT Systems used by it in the operation of its business. Except as set forth on Section 3.13 of the Disclosure Schedules, no IT System is dependent upon any facilities or services not under the exclusive ownership and control of the Company. Except as set forth on Section 3.13 of the Disclosure Schedules, all of the IT Systems are used exclusively by the Company. There are no present commitments to replace or upgrade any material part of the IT Systems within the period of six months after the Closing Date. The IT Systems are reasonably appropriate for the Company’s business, function in accordance with all applicable specifications in all material respects, and have been regularly and properly maintained in accordance with industry standards. Disaster recovery plans are in place to allow for the IT Systems to be replaced without material disruption to the business of the Company in the event of failure of the IT Systems or any material part of them. The IT Systems are protected in accordance with industry standards by industry standard security, firewall and anti-virus protection hardware and/or Software. There are, and in the past two years there have been, no performance reductions or logical or physical intrusions to any IT Systems or loss of data that have had (or are having) a Material Adverse Effect on the use of such systems by the Company.

3.14 Data Protection. The Company does not collect or make use of any personally identifiable information or other information relating to individuals protected by Law, and does not host any personally identifiable information or other information relating to individuals protected by Law on its servers or IT Systems.

3.15 Taxes.

(a) All income, franchise and other material Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed on or before their respective due dates, after giving effect to any applicable filing extensions. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) to the extent required to be paid under applicable law on or before the Closing Date have been paid or will be paid on or prior to the Closing Date, except for any Taxes that are being contested in good faith and disclosed in Section 3.15(a) of the Disclosure Schedules.

(b) The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, member or other party, and complied in all material respects with all information reporting, registration and backup withholding provisions of applicable Law.

(c) No written claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d) No extensions or waivers of statutes of limitations are currently in effect or have been requested with respect to any Taxes of the Company.

(e) Section 3.15(e) of the Disclosure Schedules sets forth:

(i) examinations of the Company by any taxing authority during the past six years that have been completed; and

(ii) examinations of the Company by taxing authorities that are presently being conducted.

(f) Section 3.15(f) of the Disclosure Schedules sets forth all deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority. All such deficiencies have been fully paid.

(g) The Company is not a party to any Action with respect to Taxes by any taxing authority and, to the Knowledge of the Company, there are no threatened Actions with respect to Taxes by any taxing authority.

(h) The Company has made available to Parent copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies filed by, assessed against, or agreed to by, the Company for all Tax periods ending after December 31, 2012 and on or before the Closing Date.

(i) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(j) The Company is not a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement. No transfer pricing adjustment has or may arise in respect of any payments made or received under any Contract to which the Company is a party.

(k) The Company is not a party to, or bound by, any “closing agreements” described in Section 7121 of the Code (or any comparable provision of state, local, or foreign Tax Law) or offer in compromise with any taxing authority.

(l) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company that would have a continuing effect after the Closing Date.

(m) The Company is not a member of an affiliated, combined, consolidated, aggregate or unitary Tax group for Tax purposes. The Company does not have any liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(n) [Intentionally omitted]

(o) The Company is not, nor has been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(p) Section 3.15(p) of the Disclosure Schedules sets forth all non-U.S. jurisdictions in which the Company is subject to Tax, is engaged in business or has a permanent establishment.

(q) At all times since its formation, the Company has been, and will be up to the Closing, a domestic eligible entity that is taxed as a partnership for federal, state and local income Tax purposes.

(r) This Section 3.15 constitutes the sole and exclusive representations and warranties of Members with respect to Taxes.

3.16 Customers; Suppliers.

(a) Section 3.16(a) of the Disclosure Schedules sets forth the two end-users of Company Products based on the dollar amount of revenues received by the Company as a result of sales to such end-users during the last three fiscal years (the “Material Customers”). All Material Customers continue to be customers of the Company as of the date hereof, and none of the Material Customers has reduced materially its business with the Company from the levels achieved during the year ended December 31, 2014, and, to the Knowledge of the Company, no such reduction is expected to occur other than in connection with Parent acquiring the Company pursuant to this Agreement (as Parent is currently the Company’s largest customer). No Material Customer has terminated its relationship with the Company, nor has the Company received written notice that any Material Customer intends to do so other than in connection with the consummation of the Acquisition by Parent (after which Parent may no longer be considered a customer of the Company). The Company is not involved in any claim, dispute or controversy with any Material Customer that, if determined adversely to the Company, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(b) Section 3.16(b) of the Disclosure Schedules sets forth the top ten suppliers of the Company based on the dollar amount of purchases from such suppliers during the last three fiscal years (the “Material Suppliers”). All Material Suppliers continue to be suppliers of the Company, and none of the Material Suppliers has reduced materially its business with the Company from the levels achieved during the year ended December 31, 2014, and, to the Knowledge of the Company, no such reduction is expected to occur, other than as a result of the Company no longer utilizing the services of PCS following the Closing to provide research and development, programming, testing and development services which are in turn provided to PCS by MPCS, an entity also being acquired by Parent or one of its Affiliates. No Material Supplier has terminated its relationship with the Company, nor, except as described in the preceding sentence, has the Company received written notice that any Material Supplier intends to do so. The Company is not involved in any claim, dispute or controversy with any Material Supplier, nor is the Company involved in any claim, dispute or controversy with any of its other suppliers that, if determined adversely to the Company, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Except as set forth on Section 3.16(b) of the Disclosure Schedules, no supplier to the Company represents a sole source of supply for goods and services used in the conduct of the Company’s business.

3.17 Insurance. Section 3.17 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Company and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Parent. To the Knowledge of the Company, such Insurance Policies are in full force and effect. The Company has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies, other than normal increases in premiums in the Ordinary Course of Business in connection with the renewal of such Insurance Policies. All premiums due on such Insurance Policies have been paid in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All such Insurance Policies (a) to the Knowledge of the Company, are provided by carriers who are financially solvent; and (b) have not been subject to any lapse in coverage. There are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Company is not in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance in all material respects with all applicable Laws and Contracts to which the Company is a party or by which it is bound. The Company does not have any self-insured or co-insurance programs and is not a party to any outstanding bonds or other surety arrangements.

3.18 Legal Actions; Governmental Orders.

(a) Section 3.18(a) of the Disclosure Schedules sets forth each Action that is currently, or during the past five years has been, pending or, to the Knowledge of the Company, is currently threatened (i) against or by the Company affecting any of its properties or assets (or by or against any Member and relating to the Company); or (ii) against or by the Company, any Member or any Affiliate of a Member that challenges or seeks to prevent, enjoin or otherwise delay the Acquisition.

(b) Section 3.18(b) of the Disclosure Schedules sets forth each outstanding Governmental Order and unsatisfied judgment, penalty or award against or affecting the Company or any of its properties or assets. The Company is in compliance in all material respects with the terms of each Governmental Order and judgment, penalty or award set forth in Section 3.18(b) of the Disclosure Schedules.

3.19 Compliance With Laws; Permits. Since December 31, 2012, the Company has complied, and is now in compliance, in all material respects with all Laws applicable to it or its business, properties or assets. All Permits required for the Company to conduct its business have been obtained by it and, to the Knowledge of the Company, are valid and in full force and effect. All fees and charges with respect to such Permits due as of the date hereof have been paid in full. Section 3.19 of the Disclosure Schedules lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration.

3.20 Environmental Matters. Since December 31, 2012, the Company has complied, and is now in compliance, in all material respects with all Environmental Laws and has not received from any Person any: (a) Environmental Notice or Environmental Claim; or (b) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date. There has been no Release of Hazardous Materials in contravention of Environmental Law by the Company with respect to the business or assets of the Company or any real property currently or formerly owned, operated or leased by the Company, and the Company has not received an Environmental Notice that any real property currently or formerly owned, operated or leased by the Company has been contaminated with any Hazardous Material which would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, the Company. This Section 3.20 constitutes the sole and exclusive representations and warranties of Members with respect to Environmental Laws and Environmental Claims.

3.21 Employee Benefit Matters.

(a) Section 3.21(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, health, disability, life insurance, profit-sharing, deferred compensation, incentive, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company has or may have any liability (each, a “Benefit Plan”).

(b) With respect to each Benefit Plan, the Company has made available to Parent accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the Acquisition or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the Form 5500 filed with respect to the three most recently completed plan years, with schedules attached; (vii) where applicable, actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; and (viii) where applicable, copies of all material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation relating to the Benefit Plan.

(c) Each Benefit Plan (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in all material respects in accordance with its terms and in compliance in all material respects with all applicable Laws (including ERISA and the Code). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, nor has any revocation or unavailability of reliance on such opinion letter been threatened in writing. To the Knowledge of the Company, no event has occurred with respect to any Benefit Plan that has subjected or would reasonably be expected to subject the Company to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved on the Financial Statements to the extent required by, and in accordance with, GAAP.

(d) Neither the Company nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, any material liability under Title I or Title IV of ERISA or related provisions of the Code or foreign Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; or (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

(e) With respect to each Benefit Plan (i) no such plan is a Multiemployer Plan; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); and (iii) no such plan is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code. At no time has the Company or any ERISA Affiliate thereof been obligated to contribute to, or had any liability with respect to any pension plan that is subject to Title IV of ERISA or any Multiemployer Plan.

(f) The Company does not have a commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend or modify any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the Acquisition or otherwise.

(g) Other than as required under Section 601 et seq. of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither the Company nor any of its ERISA Affiliates has any liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.

(h) There is no pending or, to the Knowledge of the Company, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has since the formation of the Company been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(i) There has been no amendment to, announcement by the Company relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, independent contractor or consultant, as applicable.

(j) Each Benefit Plan that is subject to Section 409A of the Code has been operated in compliance in all material respects with such section and all applicable regulatory guidance (including notices, rulings and proposed and final regulations).

(k) Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(l) Neither the execution of this Agreement nor the Acquisition will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual (other than acceleration of vesting of participant accounts in the 401(k) Plan as result of the termination of such plan as contemplated by this Agreement); (iii) limit or restrict the right of the Company to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; or (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

(m) This Section 3.21 constitutes the sole and exclusive representations and warranties of Members with respect to Benefit Plans.

3.22 Employment Matters.

(a) Section 3.22(a) of the Disclosure Schedules contains a list of all individuals who are employees, independent contractors or consultants of the Company as of March 31, 2015, and sets forth for each such individual the following: name; title or position (including whether full or part time); hire date; age; current annual base compensation rate; and commission, bonus or other incentive-based compensation. No such individual has given or received written notice terminating his, her or its employment or other association with the Company.

(b) Section 3.22(b) of the Disclosure Schedules sets forth (i) all persons to whom offers of employment from the Company are currently outstanding or which have been accepted but where the employment has not yet commenced, together with copies of the offers concerned (or a description of the material terms of any oral offers); and (ii) all employees currently on maternity or paternity or adoption leave, or non-temporary absence due to illness or injury.

(c) Except as set forth in Section 3.22(c) of the Disclosure Schedules, all compensation, including wages, commissions and bonuses, payable to employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions or bonuses.

(d) The Company is not nor has been a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, nor has there ever been, any Union representing or purporting to represent any employee of the Company, and, to the Knowledge of the Company, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There is not, nor has there ever been, any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees. The Company does not have a duty to bargain with any Union.

(e) Since December 31, 2012, the Company has complied, and is now in compliance, in all material respects with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. There are no Actions against the Company pending, or to the Knowledge of the Company, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Company, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Laws. To the Knowledge of the Company, no current Company employee is subject to any non-compete, nondisclosure, confidentiality, employment, consulting or similar Contract relating to, or in conflict with, the Company’s present business activities (other than any such Contracts which have been executed by such persons in favor of the Company). To the Knowledge of the Company, the Company does not have any liability as of the Closing Date for any workers compensation claim or worker injury which is not fully covered by third-party insurance (subject to applicable deductibles and co-payments).

3.23 Product Liability and Warranty. Each Company Product sold or licensed by the Company is in conformity in all material respects with all applicable contractual commitments and all express warranties and implied warranties that have not been disclaimed, and the Company has no liability for replacement or repair of any such Company Products, in each case other than in accordance with the applicable customer Contract that provides for bug/defect fixes and remediation in exchange for an annual support fee. There have been no Company Product recalls by the Company. No Company Product sold or licensed by the Company is subject to any Guarantee, warranty or other indemnity, except for the applicable standard terms and conditions of sale, lease or service, copies of which have been made available to Parent.

3.24 Related Party Transactions. Except as set forth in Section 3.24 of the Disclosure Schedules, neither the Company nor any Members, nor to the Knowledge of the Company, any of their respective Affiliates or any current or former director, officer or employee of the Company: (a) has any direct or indirect interest (i) in, or is a director, officer or employee of, any Person that is a client, customer, supplier, lessor, lessee, debtor, creditor or competitor of the Company, other than ownership of not more than 2% of any class of securities of any such Person traded on any national securities exchange, or (ii) in any material property, asset or right that is owned or used by the Company in the conduct of its business or (b) is a party to any agreement or transaction with the Company (other than the Company’s Operating Agreement, any agreement in a Member’s capacity as an employee of the Company, or any Contract between the Company and Parent). Except as set forth in Section 3.24 of the Disclosure Schedules, there is no outstanding indebtedness to the Company of any current or former director, officer, employee or consultant of the Company or any Member or any of their Affiliates.

3.25 Certain Payments. Neither the Company nor any Member nor, to the Knowledge of the Company, any director, officer, employee or other Person associated with or acting on behalf the Company or such Member, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, regardless of form, whether in money, property or services, (i) to obtain favorable treatment in securing business for the Company, (ii) to pay for favorable treatment for business secured by the Company, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, in each case in violation of any Law, or (b) established or maintained any fund or asset with respect to the Company that has not been recorded in the books and records of the Company.

3.26 Books and Records. The minute books and membership interest record books of the Company, all of which have been made available to Parent, are complete and correct in all material respects and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the members, the board of managers and any committees of the board of managers of the Company. At the Closing, all of those books and records will be in the possession of the Company.

3.27 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Acquisition based upon arrangements made by or on behalf of the Company or any Member.

3.28 NO OTHER REPRESENTATIONS AND WARRANTIES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III (INCLUDING THE DISCLOSURE SCHEDULES), NEITHER THE COMPANY NOR ANY MEMBER MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND THE COMPANY AND EACH MEMBER HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE COMPANY, SUCH MEMBER, THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE ACQUISITION. EXCEPT AS EXPRESSLY SET FORTH HEREIN, THE CONDITION OF THE ASSETS OF THE COMPANY SHALL BE “AS IS” AND “WHERE IS”. NEITHER THE COMPANY NOR ANY MEMBER IS, DIRECTLY OR INDIRECTLY, MAKING ANY REPRESENTATIONS OR WARRANTIES (EXPRESS OR IMPLIED) TO PARENT WITH RESPECT TO ANY PRO-FORMA FINANCIAL INFORMATION, FINANCIAL PROJECTIONS OR OTHER FORWARD-LOOKING STATEMENTS OF THE COMPANY OR WITH RESPECT TO ANY INFORMATION OR DOCUMENTS (FINANCIAL OR OTHERWISE) THAT THIRD PARTIES PROVIDED TO PARENT OR ITS COUNSEL, ACCOUNTANTS OR OTHER ADVISORS WITH RESPECT TO THE COMPANY OR ITS BUSINESS.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PARENT

In order to induce Members to enter into this Agreement, Parent represents and warrants to Members that the statements contained in this Article IV are true and correct as of the date hereof.

4.1 Organization and Authority of Parent and Merger Sub. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Each of Parent and Merger Sub has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Parent is a party, to carry out its obligations hereunder and thereunder and to consummate the Acquisition and the transactions contemplated by such other Transaction Documents. The execution and delivery by Parent and Merger Sub of this Agreement and any other Transaction Document to which Parent or Merger Sub is a party, the performance by Parent and Merger Sub of their respective obligations hereunder and thereunder and the consummation by Parent and Merger Sub of the Acquisition and the transactions contemplated by such other Transaction Documents have been duly authorized by all requisite corporate action on the part of Parent and Merger Sub. This Agreement and each such Transaction Document has been duly executed and delivered by Parent and Merger Sub, and (assuming due authorization, execution and delivery by the other parties thereto) this Agreement and each such Transaction Document constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity and the discretion of courts in granting equitable remedies.

4.2 No Conflicts; Consents. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the Acquisition and the transactions contemplated by such other Transaction Documents, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Parent or Merger Sub; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Parent or Merger Sub; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub is bound or to which any of its properties and assets are subject. No approval by the shareholders of Parent is required in connection with the entry by Parent into this Agreement or the consummation of the Acquisition and the transactions contemplated by the other Transaction Documents to which it is a party.

4.3 Investment Purpose. Parent is acquiring the Company Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Parent is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended. Parent acknowledges that the Company Interests are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Company Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

4.4 Legal Proceedings. There is no Action pending, or the actual knowledge of Parent threatened, against Parent or Merger Sub that challenges or seeks to prevent, enjoin or otherwise delay the Acquisition.

4.5 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Acquisition or the transactions contemplated by any other Transaction Document based upon arrangements made by or on behalf of Parent.

ARTICLE V. COVENANTS

5.1 Confidentiality. From and after the Closing, each Member shall, and shall use commercially reasonable efforts to cause its Affiliates to, hold, and cause its or their respective Representatives to hold, in confidence and not use any and all information, whether written or oral, of the Company, except to the extent that such information (a) is generally available to and known by the public through no fault of any Member, any of their Affiliates or their respective Representatives; (b) is lawfully acquired by such Member, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; (c) subject to the following sentence, is required by or necessary or appropriate in connection with legal proceeds or other applicable law or judicial process, including in connection with the resolution of disputes pursuant to Article VII of this Agreement; or (d) is used by a Member for the benefit of the Company or Parent (i.e., in such Member’s capacity as an employee of the Company or Parent). If any Member or any of its Affiliates or their respective Representatives are requested or required to disclose any information by judicial or administrative process or by other requirements of Law, such Member shall promptly notify Parent in writing and shall disclose only that portion of such information which such Member is legally required to disclose, provided that such Member shall use commercially reasonable efforts (at the sole cost and expense of Parent) to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

5.2 Non-competition; Non-solicitation.

(a) For a period of three years commencing on the Closing Date (the “Restricted Period”), Members shall not, and shall use commercially reasonable efforts to not permit any of their respective Affiliates to: (i) engage in or assist others in engaging in the Restricted Business anywhere in the United States or India (other than on behalf of the Company or Parent or any of their respective Affiliates); (ii) have a interest in any Person (other than the Company or Parent or any of their respective Affiliates) that engages primarily in the Restricted Business anywhere in the world, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and customers or suppliers of the Company as of the date of this Agreement. Notwithstanding the foregoing, any Member may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Member is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 2% or more of any class of securities of such Person.

(b) During the Restricted Period, no Member shall, and shall use commercially reasonable efforts to not permit any of his, her or its Affiliates to, hire or engage, or solicit to hire or engage, any employee or independent contractor of the Company as of the date of this Agreement, or encourage any such employee or contractor to leave such employment or engagement with the Company; provided, that nothing in this Section 5.2(b) shall prohibit any Member or any of its Affiliates from hiring or engaging any such employee or independent contractor whose employment or engagement with the Company has terminated at any time after the date that is 180 days after the date of such termination.

(c) During the Restricted Period, no Member shall, and shall use commercially reasonable efforts to not permit any of his, her or its Affiliates to, solicit or entice, or attempt to solicit or entice, any clients or customers of the Company as of the date of this Agreement or demonstrated potential clients or customers of the Company as of the date of this Agreement for purposes of diverting their business or services involving the Restricted Business from the Company.

(d) During the Restricted Period, each Member shall, and shall use commercially reasonable efforts to cause his, her or its Affiliates to, refrain from, all conduct, verbal or otherwise, that disparages or damages or is intended to damage the reputation, goodwill, or standing in the community of the Company, other than in connection with any Action brought to enforce this Agreement or as may be required by applicable Law.

(e) Each Member acknowledges that a breach or threatened breach of Section 5.1 and this Section 5.2 would give rise to irreparable harm to Parent and the Company, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such Member of any such obligations, Parent and the Company shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(f) Each Member acknowledges that the restrictions contained in this Section 5.2 are reasonable and necessary to protect the legitimate interests of Parent and the Company and constitute a material inducement to Parent to enter into this Agreement and consummate the Acquisition. In the event that any covenant contained in this Section 5.2 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.2 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

5.3 Public Announcements. Unless otherwise required by applicable Law, no party to this Agreement shall make any public announcements in respect of this Agreement or the Acquisition or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement; provided, however, that this Section 5.3 shall not prohibit Parent or the Company after the Closing from describing or discussing the transaction (excluding the Merger Consideration) with customers, vendors, employees, contractors, and other business associates as reasonably necessary in connection with the integration of the Company into Parent’s operations or otherwise in the Ordinary Course of Business.

5.4 Further Assurances. From and after the date hereof, each of the parties hereto shall, and shall use commercially reasonable efforts to cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required (at the requesting party’s sole cost and expense) to carry out the provisions hereof and give effect to the Acquisition.

5.5 Member Releases.

(a) Each Member, on his, her or its own behalf and, to the extent permitted by applicable Law, on behalf of its, his, her or its heirs, representatives, beneficiaries, successors, assigns and Affiliates does hereby irrevocably, unconditionally, voluntarily, knowingly, fully, finally and completely forever release and discharge each of Parent, the Company and each of their respective parents, subsidiaries, divisions, Affiliates, successors, assigns and predecessors and their present and former owners, stockholders, equity holders, officers, directors, employees, agents, attorneys, representatives, successors, beneficiaries, heirs and assigns, individually and collectively (each, a “Released Parties”), from, against and with respect to any and all actions, accounts, causes of action, complaints, charges, covenants, Contracts, liabilities, defenses, duties, executions, fees, injuries, interest, judgments, liabilities, penalties, promises, reimbursements, remedies, suits, sums of money, and torts, of whatever kind or character, whether in law, equity or otherwise, direct or indirect, fixed or contingent, foreseeable or unforeseeable, liquidated or unliquidated, known or unknown, matured or unmatured, absolute or contingent, determined or determinable, that such Member or his, her or its heirs, representatives, beneficiaries, successors, assigns and Affiliates ever had or now has, or may hereafter have or acquire, against the Released Parties that arise out of or in any way relate, directly or indirectly, to any matter, cause or thing, act or failure to act whatsoever occurring at any time on or prior to the Closing Date, including such Member’s current or former ownership of the Company or the Company or the ownership, operation, business, affairs, management, prospects or financial condition of the Company; provided, however, that the forgoing release does not include any claims of Members related to or arising out of this Agreement (including Section 5.8 hereof) or any Transaction Document or any claims of Members in their capacity as employees of the Company.

(b) Each Member represents that he, she or it has not filed and covenants that he, she or it will not file or permit to be filed any Action against any Released Party with any Governmental Authority or any other forum in any jurisdiction, in relation to any matter released or purported to be released hereunder. Each Member further represents that he, she or it has not authorized any other Person to assert any such claim on his, her or its behalf.

(c) Each Member expressly acknowledges that the release provided under this Section 5.5 is intended to include in its effect all claims within the scope of this release that such Member may not know or suspect to exist in his, her or its favor at the time of execution hereof, and that this release contemplates the extinguishment of any such claim or claims.

(d) Each Member acknowledges that he, she or it is aware that statutes exist that render null and void or otherwise affect or may affect releases and discharges of any claims, rights, demands, liabilities, actions and causes of action which are unknown to the releasing or discharging party at the time of execution of the release and discharge. Each Member, for himself, herself or itself and, to the extent permitted by applicable Law, his, her or its heirs, representatives, beneficiaries, successors, assigns and Affiliates, hereby expressly waives, surrenders and agrees to forego any and all protections, rights or benefits to which such Member otherwise would be entitled by virtue of the existence of any such statute or the common law of any state or jurisdiction with the same or similar effect. Further, each Member understands and agrees that the facts in respect of which the release provided under this Section 5.5 is given may turn out to be other than or different from the facts in that respect now known or believed by such Member to be true; and with such understanding and agreement, such Member expressly accepts and assumes the risk of facts being other than or different from the assumptions and perceptions as of any date prior to and including the Closing Date, and agrees that this release shall be in all respects effective and shall not be subject to termination or rescission by reason of any such difference in facts.

5.6 Access to Books and Records. For a period of five (5) years following the Closing Date, in order to facilitate a resolution of any claims made against or incurred by any Member or for any other legitimate purpose, Parent shall, and shall cause the Company to, provide Members and their authorized representatives with reasonable access to (for the purpose of examining and copying), during normal business hours, the books and records of the Company in connection with any matter relating to or arising out of this Agreement or the Acquisition or with respect to periods or occurrences prior to or on the Closing Date, subject to Parent and/or the Company, as applicable, first receiving a customary confidentiality agreement from the recipient. Notwithstanding the foregoing, neither Parent nor the Company shall be obligated to provide access to any such books and records (including personnel files) pursuant to this Section 5.6 where such access would violate any Law. Unless otherwise consented to in writing by the Member Representative, Parent shall not, and shall not permit the Company to, for a period of five (5) years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of the Company for any period on or prior to the Closing Date without first giving reasonable prior written notice to the Member Representative.

5.7 Director and Officer Liability and Indemnification. For a period of six (6) years after the Closing Date, Parent shall not, and shall not permit the Company to, amend, repeal or modify any provision in the Company’s Governing Documents relating to the exculpation or indemnification of any current or former employee, officer, member or manager (unless required by applicable Law), it being the intent of the parties that the employees, officers, shareholders and directors of the Company shall continue to be entitled to exculpation and indemnification as may be provided in the Governing Documents to the full extent of the law. Parent shall cause the Company to maintain its existing officers’ and directors’ liability insurance, or other liability insurance that covers events occurring prior to the Closing, on terms and in amounts no less favorable to its employees, officers, members and directors than its existing officers’ and director’s liability insurance for a period of six (6) years after the Closing. If Parent or the Company or any of their respective successors or assigns (a) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (b) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent and the Company shall assume all of the obligations set forth in this Section 5.7. The provisions of this Section 5.7 are intended for the benefit of, and will be enforceable by, each current and former employee, officer, shareholder and director of the Company and his or her heirs and representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have had by contract or otherwise.

5.8 Conflicts; Privileges. It is acknowledged and agreed by each of the parties that the Company has retained Duane Morris LLP (“DM”) to act as its counsel in connection with this Agreement, the Transaction Documents and the Acquisition and that DM has not acted as counsel for any other Person in connection with this Agreement, the Transaction Documents or the Acquisition and that no other party or Person in connection with this Agreement, the Transaction Documents or the Acquisition has the status of a client of DM for conflict of interest or any other purposes as a result thereof. Parent hereby agrees that, in the event that a dispute arises between Parent or any of its Affiliates (including, after the Closing, the Company) and Members or any of their Affiliates (including, prior to the Closing, the Company), DM may represent Members or any such Affiliate in such dispute even though the interests of Members or such Affiliate may be directly adverse to the Parent or any of its Affiliates (including, after the Closing, the Company), and even though DM may have represented the Company in a matter substantially related to such dispute, and Parent and the Company hereby waive, on behalf of themselves and each of their Affiliates, (a) any claim they have or may have that DM has a conflict of interest in connection with or is otherwise prohibited from engaging in such representation, and (b) agree that, in the event that a dispute arises after the Closing between Parent or any of its Affiliates (including, after the Closing, the Company) and the Company or Members or any of their Affiliates, DM may represent any such party if retained in such dispute even though the interest of any such party may be directly adverse to Parent or any of its Affiliates (including, after the Closing, the Company) or the Company and even though DM may have represented the Company in a matter substantially related to such dispute. Buyer further agrees that, as to all communications among DM, the Company and the Sellers or any of their Affiliates that relate in any way to the Acquisition, the attorney client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to the Members and may be controlled by the Members and shall not pass to or be claimed by Parent or the Company (or the Surviving Corporation). Parent agrees to take, and to cause its Affiliates to take, all steps reasonably necessary to implement the intent of this Section 5.8. Members, the Company and Parent further agree that DM is an expressly intended third-party beneficiary of this Section 5.8.

ARTICLE VI. TAX MATTERS

6.1 Tax Covenants.

(a) Without the prior written consent of Parent, Members shall not make, change or rescind any Tax election of the Company or amend any Tax Return of the Company that would have the effect of increasing the liability for Taxes of Parent or the Company in respect of any Post-Closing Tax Period.

(b) Neither Parent nor the Company shall make, change or rescind any Tax election of the Company with respect to any Pre-Closing Tax Period that would have the effect of increasing Members’ liability for Taxes (including under this Agreement), without the prior written consent of the Member Representative.

(c) Except as otherwise required by applicable Law, neither the Company nor Parent shall file, or cause to be filed, any amended Tax Return filed with respect to any Pre-Closing Tax Period or file any original Tax Return with respect to any Pre-Closing Tax Period.

(d) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with the Acquisition (including any real property transfer Tax and any other similar Tax) shall be borne and paid one-half by Members and one-half by Parent. The Company shall, at its expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Members shall cooperate with respect thereto as necessary, including payment of their respective portion of any such Taxes).

(e) Members shall prepare, or cause to be prepared, all income Tax Returns required to be filed by the Company after the Closing Date with respect to any taxable period ending on or before the Closing Date (the “Member Returns”). All such Member Returns shall be prepared in a manner consistent with past practice (unless otherwise required by Law, or as set forth on Schedule 6.1(e) attached hereto) and without a change of any election or any accounting method. Drafts of all Member Returns shall be submitted by the Member Representative to Parent (together with schedules, statements and reasonable supporting documentation) at least forty-five (45) days prior to the due date (including extensions) of such Member Return. If Parent objects to any item on any such Member Return as prepared by Members, it shall, within ten (10) days after delivery of such Member Return, notify the Member Representative in writing that it so objects. Any such objection must specify with particularity any such item and state the specific factual or legal basis for such objection. If a notice of objection is duly delivered, Parent and the Member Representative shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Parent and the Member Representative are unable to reach such agreement within ten days after receipt by Parent of such notice, the disputed items shall be submitted for resolution to the office of RSM McGladrey Inc. or, if RSM McGladrey Inc. is unable to serve, Parent and the Member Representative shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than the Company’s primary accountants or Parent’s primary accountants (the “Independent Accountants”), and any determination by the Independent Accountants shall be final, conclusive and binding upon the parties. The Independent Accountants shall resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountants are unable to resolve any disputed items at least three (3) days before the due date for such Member Return (including extensions), the Member Return shall be filed as prepared by Members and then amended to reflect the Independent Accountants’ resolution. The Company shall execute and timely file the Member Returns and provide a copy of such Member Returns as filed to the Member Representative no later than ten (10) days after such Member Returns are filed. The costs, fees and expenses of the Independent Accountants shall be borne equally by Parent, on the one hand, and Members, on the other hand.

(f) Parent shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Closing Date with respect to any taxable period ending on or before the Closing Date (other than Member Returns) and with respect to any taxable period that begins before and ends after the Closing Date (collectively, the “Parent Returns”). All such Parent Returns shall be prepared in a manner consistent with past practice (unless otherwise required by Law, or as set forth on Schedule 6.1(f) attached hereto) and without a change of any election or any accounting method. Drafts of all Parent Returns (other than a Parent Return relating to sales, use, or payroll Taxes that are required to be filed contemporaneously with, or promptly after, the close of a taxable period) shall be submitted by Parent to the Member Representative (together with schedules, statements and reasonable supporting documentation) at least forty-five (45) days prior to the due date (including extensions) of the Parent Returns. If the Member Representative objects to any item on any such Parent Return as prepared by Parent, it shall, within ten (10) days after delivery of such Parent Return, notify Parent in writing that it so objects. Any such objection must specify with particularity any such item and state the specific factual or legal basis for such objection. If a notice of objection is duly delivered, Parent and the Member Representative shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Parent and the Member Representative are unable to reach such agreement within ten (10) days after receipt by Parent of such notice, the disputed items shall be submitted for resolution to the Independent Accountants, and any determination by the Independent Accountants shall be final, conclusive and binding upon the parties. The Independent Accountants shall resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountants are unable to resolve any disputed items at least three (3) days before the due date for such Parent Return (including extensions), the Parent Return shall be filed as prepared by Parent and then amended to reflect the Independent Accountants’ resolution. The Company shall execute and timely file the Parent Return and provide a copy of such Parent Returns as filed to the Shareholder Representative no later than ten (10) days after such Parent Returns are filed. The costs, fees and expenses of the Independent Accountants shall be borne equally by Parent, on the one hand, and Members, on the other hand. Parent shall be responsible for any Taxes shown due and owing on a Parent Return that are Post-Closing Taxes. Members shall be responsible for any Taxes shown due and owing on a Parent Return that are Pre-Closing Taxes.

(g) Except to the extent attributable to any Tax attribute generated after the Closing Date, any Tax refunds or overpayments of Pre-Closing Taxes received or realized by the Company, Parent or any Affiliate thereof shall be for the account of former holders of Company Interests, and Parent shall pay or shall cause the Company to pay to such holders in accordance with their respective percentages as set forth on Schedule 1.2 any such refund or overpayment (net of any income Taxes incurred with respect to the receipt or realization of such refund or overpayment) by wire transfer of immediately available funds to the account(s) designated by such holders in their respective Merger Acknowledgments within ten (10) days after receipt or realization thereof.

6.2 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date neither the Company, any Member, any Affiliate of any Member, nor any their respective Representatives shall have any further rights or liabilities thereunder.

6.3 Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (“Straddle Period”), the portion of such Taxes that are allocable to the portion of the Straddle Period up to the Closing Date for purposes of this Agreement shall be:

(a) in the case of Taxes based upon, or related to, income, receipts, sales, use or payroll, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

The Parties hereto agree that for U.S. and other applicable income Tax purposes the transaction will result in a termination of the Company as a partnership under Section 708(b)(1)(A) of the Code, which termination shall close the Company’s taxable year as of the Closing Date. None of the Parties hereto shall take any position (whether in audits, on any Tax Returns or otherwise) that is inconsistent with the foregoing unless required to do so by applicable Law.

6.4 Allocation of Purchase Price. Members and Parent intend that, for federal and other applicable income Tax purposes, the transactions contemplated by this Agreement shall be treated as a sale and transfer by the Company of its assets to Merger Sub in exchange for the Merger Consideration, followed by a deemed liquidation of the Company and distribution of the Merger Consideration to the Members in redemption of their Company Interests. Members and Parent hereby agree that the Purchase Price and the liabilities of the Company as of the effective date of the Closing (plus any other relevant items) shall be allocated to the assets of the Company for purposes of all federal, state, local and foreign Tax purposes in the manner as set forth on Schedule 6.4 and in accordance with Section 1060 of the Code and the treasury regulations thereunder (and any similar provision of state, local or foreign law, as appropriate) (the “Purchase Price Allocation”). The Purchase Price Allocation shall be binding on Members, Parent and the Company for Tax purposes and each shall file their Tax Returns, including Tax Returns filed pursuant to Sections 6.1(e) and (f), in a manner consistent with such allocation and not take any contrary position in any Tax Return, audit or examination, unless otherwise required under applicable Law. If, subsequent to the Closing, there is an increase or decrease in the Purchase Price, the parties shall allocate such increase or decrease among the assets of the Company in a manner consistent with Schedule 6.4, Section 1060 of the Code and the applicable treasury regulations (and any similar provision of state, local or foreign law, as appropriate). Each Party will notify the other Parties if it receives notice that the Internal Revenue Service proposes any allocation that is different from the Purchase Price Allocation.

6.5 Cooperation and Exchange of Information. Members and Parent shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article VI or in connection with any Action in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each Member and Parent shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, Members or Parent (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

6.6 Tax Contests.

(a) After the Closing, Parent shall promptly notify in writing the Member Representative, upon receipt by Parent or the Company of any Action with respect to Taxes (a “Tax Action”) (i) with respect to a Pre-Closing Tax Period of the Company or (ii) with respect to Taxes which, if pursued successfully, would reasonably be expected to serve as a basis for an indemnity claim under Section 7.02 (a “Tax Claim”).

(b) In the case of a Tax Action that relates to a Pre-Closing Tax Period and would reasonably be expected to serve as a basis for a Tax Claim or relates to income Taxes for which Members could be liable (e.g., audit of a IRS Form 1065 U.S. Return of Partnership Income of the Company), the Member Representative shall have the right, at Members’ expense, to control the conduct of the Tax Action; provided, however, Parent may also, at its expense, participate in, but not control, any such Tax Action and that the Member Representative shall keep Parent fully and timely informed with respect to the status and nature of any such Tax Action. Notwithstanding the foregoing, in the case of a Tax Action that relates to a Straddle Period of the Company, Parent shall have the right, at its expense, to control the Tax Action; provided, however, the Member Representative may, at Members’ expense, participate in, but not control, any such Tax Action if such Tax Action could result in a Tax Claim against Members or relates to income Taxes for which Members could be liable. Parent shall keep the Member Representative fully and timely informed with respect to the status and nature of any such Tax Action.

(c) Notwithstanding anything to the contrary in this Section 6.6, neither Parent nor the Member Representative shall, and no Party shall cause the Company to, enter into any compromise or agree to settle any Tax Action that (i) relates to a Pre-Closing Tax Period, (ii) would reasonably be expected to serve as a basis for a Tax Claim, or (iii) would increase the income Taxes of Members without the prior written consent of the other Parties, which consent may not be unreasonably withheld, conditioned or delayed.

6.7 Tax Distributions. Prior to the Closing Date, the Company shall estimate, in good faith, its taxable income (as such term is defined under Section 702(a)(8) of the Code) any separately stated items of income or gain under Section 702(a) of the Code for the period from January 1, 2015 through the Closing Date (and for the avoidance of doubt, the taxable income and gain so determined shall not include any taxable income and gain resulting from the consummation of the Merger). Such taxable income and gain for such period (“Total Income”) shall be determined in a manner consistent with past practice. At or before the Closing Date, the Company shall distribute to its Members in accordance with their Percentage (as defined in the Company Operating Agreement) an amount equal to 50% of the Total Income; provided, however, that a Member’s allocable share of such distribution shall be reduced by the amount of tax withholdings that are required to be withheld and remitted (or have been previously remitted) by the Company to a Governmental Authority with respect to such Member’s distributive share of Total Income (e.g., non-resident state withholding). The Company shall duly and timely remit any Taxes so withheld to the appropriate Governmental Authority.

ARTICLE VII. INDEMNIFICATION

7.1 Survival. Subject to the limitations and other provisions of this Agreement, all representations, warranties, covenants and agreements of the parties contained herein shall survive the Closing. The representations and warranties contained in Articles III and IV shall remain in full force and effect until the date that is twelve (12) months after the Closing Date, except that (a) the representations and warranties in Sections 3.1 (Power and Authority of Members); Section 3.2 (Organization, Authority and Qualification of the Company); Section 3.3 (Capitalization); Section 3.10(a) (Title to Assets); Section 3.27 (Brokers); Section 4.1 (Organization and Authority of Parent); and Section 4.4 (Brokers) (collectively, the “Fundamental Representations”) shall not be subject to such limitation, (b) the representations and warranties in Section 3.15 (Taxes) and Section 3.21 (Employee Benefit Matters) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days, and (c) the representations and warranties in Section 3.12 (Intellectual Property) shall remain in full force and effect until the date that is three (3) years after the Closing Date. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved in accordance with the provisions of this Agreement.

7.2 Indemnification By Members. Subject to the other terms and conditions of this Article VII, Members shall, on a several and not joint and several basis (as to each Member, in accordance with the percentages set forth on Schedule 1.2) indemnify and defend each of Parent and its Affiliates and their respective Representatives (collectively, the “Parent Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred by the Parent Indemnitees and arising from or in connection with:

(a) any inaccuracy in or breach of any of the representations or warranties of Members contained in this Agreement (and, for clarity, only the Member breaching any of the representations or warranties set forth in Sections 3.1, 3.5, 3.18, 3.24, 3.25 and 3.27 (insofar as such representations and warranties relate to a Member and not the Company) shall be liable for any Losses in connection with such breach);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by any Member pursuant to this Agreement or any Transaction Document (and, for clarity, only the Member breaching any such covenant, agreement or obligation shall be liable for any Losses in connection with such breach);

(c) any Indebtedness or Selling Expenses that are not fully paid on or prior to the Closing Date, other than as set forth in Section 7.2(c) of the Disclosure Schedules; or

(d) (i) all Pre-Closing Taxes of the Company; (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor) is or was a member on or prior to the Closing Date by reason of a liability under

Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (iii) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date.

7.3 Indemnification By Parent. Subject to the other terms and conditions of this Article VII, Parent shall indemnify and defend each Member and his, her or its Affiliates and their respective Representatives (collectively, the “Member Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred the Member Indemnitees and arising from or in connection with:

(a) any inaccuracy in or breach of any of the representations or warranties of Parent contained in this Agreement;

(b) all Post-Closing Taxes of the Company;

(c) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Parent pursuant to this Agreement or any Transaction Document; or

(d) any claim or suit brought against a Seller at any time on or after the Closing Date relating to actions taken by Buyer or the Company after the Closing Date.

7.4 Indemnity Limitations. The indemnification provided for in Section 7.2 and Section 7.3 shall be subject to the following limitations:

(a) No Parent Indemnitee, on the one hand, or Member Indemnitee, on the other hand, will be entitled to indemnification hereunder with respect to a claim for indemnification pursuant to Sections 7.2(a) or 7.3(a), as applicable (or, if more than one such indemnifiable claim is asserted, with respect to all such indemnifiable claims) unless the aggregate amount of Losses with respect to such indemnifiable claim or claims of all Parent Indemnitees or Member Indemnitees, as the case may be, exceeds $250,000 (the “Threshold”), in which event such Parent Indemnitee or Member Indemnitee, as the case may be, will be entitled to indemnification hereunder for all Losses with respect to all of its indemnifiable claims under Sections 7.2(a) or 7.3(a), as applicable; provided, however, that no Parent Indemnitee or Member Indemnitee will be entitled to indemnification hereunder with respect to a claim for indemnification pursuant to Sections 7.2(a) or 7.3(a), as applicable, with respect to any individual claim for Losses (and any such individual claim shall not be counted for purposes of determining whether the Threshold has been reached) unless the amount of Losses that would be payable pursuant to any such individual claim exceeds $10,000 (it being understood that in no event shall any individual claim be aggregated with other individual claims (unless such claims are related and have substantially related underlying facts) for purposes of determining whether such $10,000 threshold has been met; provided further, however, that any Losses with respect to an indemnifiable claim arising from any breach or inaccuracy of any Fundamental Representation or any party’s fraud, criminal misconduct or intentional wrongdoing will not be subject to or applied toward the Threshold, and the Parent Indemnitee or Member Indemnitee, as the case may be, shall be entitled to indemnification for the entire amount of said Losses without regard to the Threshold.

(b) The aggregate amount of all Losses for which (i) Members shall be liable to Parent Indemnitees pursuant to Section 7.2 shall not exceed $2,550,000 (the “Cap”); and (iii) Parent shall be liable to Member Indemnitees pursuant to Section 7.3 shall not exceed the Cap; provided, however, that any Losses with respect to an indemnifiable claim arising from any breach or inaccuracy of any Fundamental Representation or any party’s fraud, criminal misconduct or intentional wrongdoing will not be subject to or applied toward the Cap, and the Parent Indemnitee or Member Indemnitee, as the case may be, shall be entitled to indemnification for the entire amount of said Losses without regard to the Cap.

(c) Notwithstanding anything herein to the contrary, no Member shall be liable for any indemnification obligations under this Article VII, individually or in the aggregate, in excess of the Merger Consideration actually received by such Member.

(d) In determining the Threshold and in otherwise determining the amount of any Losses for which any Indemnified Party is entitled to assert a claim for indemnification, the amount of any such Losses shall take into account any Third Party Insurance proceeds or other third party recoveries actually received by such Indemnified Party in respect of such Losses (net of direct collection expenses) and the amount of any Tax savings to the Indemnified Party (or the Company, as the case may be) resulting from or attributable to such Losses which Tax savings arise in the year in which the Losses are incurred or sustained for Tax purposes. The Indemnified Party shall use commercially reasonable efforts to seek full recovery under all Third Party Insurance policies covering any such Losses to the same extent as they would if such Losses were not subject to indemnification hereunder; provided, however, that no Parent Indemnitee shall be under any obligation, under this sentence or otherwise, to file or pursue any Third Party Insurance claim with respect to any Losses other than under the Third Party Insurance policies set forth on Section 3.17 of the Disclosure Schedule. If an indemnification payment is received by an Indemnified Party, and the Indemnified Party later receives insurance proceeds, Tax Savings or other third party recovery in respect of the related Losses, the Indemnified Party shall immediately pay to the Indemnifying Party a sum equal to the lesser of (i) the actual amount of insurance proceeds, Tax savings or other third party recovery received and (ii) the actual amount of the indemnification payment previously paid by the Indemnifying Party with respect to such Losses.

(e) Following the Closing, the indemnification provided by Sections 7.2 and 7.3 shall be the sole and exclusive remedy for any Losses, whether or not arising out of a Third Party Claim, of the Parent Indemnitees or the Member Indemnitees, as the case may be, with respect to any misrepresentation or inaccuracy in, or breach of, any representations or warranties or, except as set forth in Section 5.2(e) hereof, any breach or failure in performance of any covenants or agreements contained in this Agreement.

7.5 Materiality Qualifiers. Notwithstanding anything to the contrary contained in this Agreement, in consideration of the Threshold, for purposes of determining whether any indemnifiable Losses have occurred and the amount of any such indemnifiable Losses, each representation and warranty contained in this Agreement and the Transaction Documents shall be read for such purposes without regard and without giving effect to any qualification regarding materiality, Material Adverse Effect or similar qualification contained in such representation or warranty (as if such standard or qualification were deleted from such representation or warranty).

7.6 Indemnification Procedures. The party making a claim under this Article VII is referred to as the “Indemnified Party” and the party against whom such claims are asserted under this Article VII is referred to as the “Indemnifying Party.”

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses, suffers increased costs, or is otherwise prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. Upon receipt of a notice of a Third Party Claim, the Indemnifying Party shall have the right, exercisable by written notice to the Indemnified Party within thirty (30) days after receipt of such notice, to assume and conduct the defense of such Third Party Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided, however, that (i) the Indemnifying Party has sufficient financial resources, in the reasonable judgment of the Indemnified Party, to satisfy the amount of any adverse monetary judgment that is reasonably likely to result; (ii) the Third Party Claim solely seeks (and continues to seek) monetary damages; (iii) the Third Party Claim does not include criminal charges; and (iv) the Indemnifying Party expressly agrees in writing to be fully responsible for all Losses relating to such Third Party Claim (subject to the indemnity limitations set forth herein), including any costs arising in connection with defending the Third Party Claim (the conditions set forth in clauses (i) through (iv) are, collectively, the “Litigation Conditions”). If the Indemnifying Party does not assume the defense of such Third Party Claim in accordance with this Section 7.6(a), the Indemnified Party may defend the Third Party Claim. If the Indemnifying Party has assumed the defense of a Third Party Claim as provided in this Section 7.6(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense of the Third Party Claim; provided, however, that if (x) any of the Litigation Conditions ceases to be met or (y) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim, the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection with such defense, to the extent indemnifiable hereunder. The Indemnifying Party or the Indemnified Party, as the case may be, has the right to participate in (but not control), at its own expense, the defense of any Third Party Claim that the other party is defending as provided in this Agreement. The Indemnifying Party, if it has assumed the defense of any Third Party Claim as provided in this Agreement, may not, without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed), consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim that (x) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a complete release from all liability in respect of such Third Party Claim, or (y) grants any injunctive or equitable relief. If the Indemnified Party does not consent to a settlement of or entry of any judgment arising from any Third Party Claim, the

Indemnified Party shall not be entitled to any indemnification or other payment under this Article VII for Losses incurred after such date in excess of the proposed settlement or judgment with respect to such Third Party Claim whether or not the Indemnified Party was otherwise entitled to indemnification hereunder. The Indemnified Party has the right to settle any Third Party Claim, the defense of which has not been assumed by the Indemnifying Party. Whether or not the Indemnifying Party elects to control the defense of any Third Party Claim, the Indemnifying Party shall continue to be entitled to assert any limitation on its indemnity obligations as contained herein. Notwithstanding anything to the contrary, this Section 7.6(a) shall not apply to Third Party Claims relating to Taxes, which shall be governed solely by Section 6.6.

(b) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses, suffers increased costs, or is otherwise prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 60 days after its receipt of such notice to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such 60-day period, the Indemnifying Party shall be deemed to have accepted full responsibility for all Losses relating to such Direct Claim.

(c) Cooperation. Upon a reasonable request by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to mitigate and reduce the amount of Losses in respect of such Direct Claim. Any costs or expenses associated with taking such actions shall be included as Losses hereunder.

7.7 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated in a non-appealable proceeding to be payable pursuant to this Article VII, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such agreement or final, non-appealable adjudication by wire transfer of immediately available funds.

7.8 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Merger Consideration for Tax purposes, unless otherwise required by Law.

7.9 Acknowledgement of Parent. Parent acknowledges that it has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company, and in making its determination to proceed with the Acquisition Parent has relied on the results of its own independent investigation and verification and the representations and warranties of Members and the Company expressly and specifically set forth in this Agreement. Such representations and warranties by Members and the Company constitute the sole and exclusive representations and warranties of Members and the Company to Parent in connection with the Acquisition, and

Parent understands, acknowledges and agrees that all other representations and warranties of any kind or nature expressed or implied (including, but not limited to, any relating to the future or historical financial condition, results of operations, assets or liabilities of the Company, or the quality, quantity or condition of the Company’s assets) are specifically disclaimed by Members and the Company. Except as expressly and specifically set forth in this Agreement, Members and the Company do not make or provide, and Parent hereby waives, any warranty or representation, express or implied, as to the quality, merchantability, as for a particular purpose, conformity to samples, or condition of the Company’s assets or any part thereof. In connection with Parent’s investigation of the Company, Parent has received certain projections, including projected statements of operating revenues and income from operations of the Company and certain business plan information. Parent acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Parent is familiar with such uncertainties and that Parent is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it, including, without limitation, the reasonableness of the assumptions underlying such estimates, projections and forecasts. Accordingly, Parent hereby acknowledges that none of Members, the Company or any other Person is making any representation or warranty with respect to such estimates, projections and other forecasts and plans, including, without limitation, the reasonableness of the assumptions underlying such estimates, projections and forecasts.

ARTICLE VIII. MISCELLANEOUS

8.1 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand; (b) on the next Business Day after the date of deposit by the addressee with a nationally recognized overnight courier (receipt requested, postage prepaid); (c) on the date sent by facsimile or e-mail (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.1):

If to the Member Representative	Sandeep Mehta
or any Member:	750 Warrenville Road
Suite 303
Lisle, Il 60532
Facsimile: (630) 512-8801
Email: sandeep.mehta@vikaransolutions.com

If to Parent, Merger Sub or the	Patriot National, Inc.
Company (following the	401 East Las Olas Boulevard, Suite 1650
Merger):	Fort Lauderdale, FL 33301
Attention: General Counsel
Facsimile: (954) 333-5326
Email: cpesch@patnat.com

with a copy (which shall not	Baker & Hostetler LLP
constitute notice) to:	3200 National City Center
1900 East Ninth Street
Cleveland, Ohio 44114
Attention: Katie O’Connor
Facsimile: (216) 696-0740
Email: koconnor@bakerlaw.com

8.2 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

8.3 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

8.4 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 5.2(e), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Acquisition be consummated as originally contemplated to the greatest extent possible.

8.5 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

8.6 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that Parent may, without the prior written consent of any Member, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

8.7 No Third-Party Beneficiaries. Except as provided in Section 5.8 and Article VII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.8 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

8.9 Governing Law; Mediation; Consent to Jurisdiction and Service of Process.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois without giving effect to any choice or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Illinois.

(b) Unless and except to the extent otherwise expressly agreed in writing by the Member Representative and Parent (and excluding any claim for injunctive or similar relief), in the event of any dispute arising out of or related to this Agreement, the parties shall be required to enter into mediation of such dispute or disagreement for a minimum of eight hours prior to the initiation of any Action against the other. Upon notice by any party to another of the initiating party’s desire to mediate, the parties shall endeavor to settle the dispute by mediation under the then current Center for Public Resources (“CPR”) Model procedure for mediation of business disputes. The location for the mediation shall be in Chicago, Illinois, and the neutral third party will be selected from the CPR Panel of Neutrals applicable to such geographical area. If the parties encounter difficulty in agreeing on a Neutral, they will seek the assistance of CPR in the selection process. A mediation proceeding shall thereafter be scheduled at a time mutually convenient to the parties involved. The mediation shall be held within 30 days following the notification by a party of a desire for mediation. If the parties cannot agree on a date for mediation, then the CPR shall select a date it believes is reasonable for the parties, given all of the alleged conflicts in dates. The parties shall equally share the cost of the mediator. The parties hereto hereby submit to the non-exclusive jurisdiction of the courts of the United States located in the State of Illinois in respect of the interpretation and enforcement of the provisions of this Agreement and the Transaction Documents and hereby waive, and agree not to assert, any defense in any Action for the interpretation or enforcement of this Agreement and any Transaction Document, that they are not subject thereto or that such Action may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts or that their property is exempt or immune from execution, that the Action is brought in an inconvenient forum, or that the venue of the Action is improper. Service of process with respect thereto may be made upon Parent or the Member Representative by mailing a copy thereof by registered or certified mail, postage prepaid, to such party at its address as provided in Section 8.1 hereof.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.9(c).

8.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement for all purposes.

8.11 Member Representative.

(a) By the execution and delivery of this Agreement, each Member hereby irrevocably constitutes and appoints Sandeep Mehta as the true and lawful agent and attorney-in-fact (the “Member Representative”) of such Member with full power of substitution to act in the name, place, stead and on behalf of such Member with respect to the terms and provisions of this Agreement and the Transaction Documents as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents, as Member Representative shall deem necessary, appropriate or advisable, in such Person’s sole discretion, in connection with the Acquisition or the Transaction Documents, including the power:

(i) to execute and deliver all Transaction Documents, certificates, and other documents that Member Representative deems necessary, appropriate or advisable in connection with the consummation of the Acquisition;

(ii) to employ, at the expense of Members, and obtain the advice of legal counsel, accountants and other professional advisors as Member Representative, in such Person’s sole discretion, deems necessary or advisable in the performance of such Person’s duties as Member Representative and to rely on their advice and counsel;

(iii) to amend or waive any provision of this Agreement or any Transaction Document, provided that any such amendment or waiver, if material to the rights and obligations of Members in the reasonable judgment of Member Representative, shall be taken in the same manner with respect to all Members unless otherwise agreed by each Member who is subject to any disparate treatment of a potentially adverse nature;

(iv) to agree with Parent with respect to any matter or thing Member Representative deems necessary, appropriate or advisable in connection with the provisions of this Agreement calling for the agreement of Members, give and receive notices on behalf of all Members and act on behalf of Members in connection with any matter as to which Members are or may be obligated to indemnify any Parent Indemnitee under this Agreement, all in the absolute discretion of the Member Representative;

(v) to settle all disputes and claims that arise under this Agreement or any Transaction Document; and

(vi) to do or refrain from doing any further act or deed on behalf of Members that the Member Representative deems necessary, appropriate or advisable in such Person’s sole discretion relating to the subject matter of this Agreement as fully and completely as any Member could do if personally present and acting.

(b) The appointment of Member Representative in this Section 8.11 shall be deemed coupled with an interest and shall be irrevocable, and shall be binding and enforceable on and against each Member and its successors, assigns and Affiliates, and Parent and any other Person (including the Company) may conclusively and absolutely rely, without inquiry, upon any action of Member Representative as the act of each Member in all matters referred to in this Agreement or the Transaction Documents. Each Member hereby ratifies and confirms all that Member Representative shall do or cause to be done by virtue of Member Representative’s appointment as Member Representative of such Member. Member Representative shall act for all Members on all of the matters set forth in this Agreement in the manner Member Representative believes to be in the best interest of all Members and consistent with Member Representative’s obligations under this Agreement, but Member Representative shall not be responsible to any Member for any liability any Member may suffer by reason of the performance by Member Representative of Member Representative’s duties under this Agreement, including any liability resulting from any error of judgment, mistake of fact or Law, or any act done or omitted to be done in good faith, other than liability arising from willful violation of Law or gross negligence in the performance of Member Representative’s duties under this Agreement.

(c) Each Member hereby expressly acknowledges and agrees that Member Representative is authorized to act on behalf of such Member notwithstanding any dispute or disagreement among Members, and that Parent and the Company shall be entitled to rely on any and all action taken by Member Representative under this Agreement or the Transaction Documents without liability to, or obligation to inquire of, any Member. Members do hereby jointly and severally agree to indemnify and hold Member Representative harmless from and against any and all liability (including fees and expenses of legal counsel) reasonably incurred or suffered as a result of the performance of Member Representative’s duties under this Agreement except for actions by the Member Representative constituting gross negligence or willful misconduct.

(d) In the event Sandeep Mehta (including any subsequent Member Representative appointed pursuant to this Section 8.11) resigns, or otherwise becomes unable to serve, Members shall, within thirty days after notice thereof, determine and designate a successor Member Representative who shall have all of the rights, powers and authority conferred on Member Representative in this Agreement, and if Members fail to designate such successor within such period, any Member or Parent may petition a court of appropriate jurisdiction for appointment of a successor Member Representative.

8.12 Definitions. As used in this Agreement, the following capitalized terms have the following meanings:

“Action” means any action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation, whether civil, criminal, administrative or regulatory, and whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Chicago, Illinois are authorized or required by Law to be closed for business.

“Cash” means the aggregate amount of all cash, cash equivalents, and liquid investments of the Company, including money market funds, government guaranteed debt obligations, time deposits with, or insured certificates of deposit or bankers acceptances of, any commercial bank, and commercial paper and variable or fixed rate notes computed in accordance with GAAP

(including all checks, ACH transactions and drafts deposited for the account of the Company that have not yet cleared, provided that such checks, ACH transactions or drafts actually clear) less the aggregate amount of all outstanding checks, pending outgoing ACH transactions, money orders or similar instruments of the Company and any overdraft or similar charges, if any, with respect thereto.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Products” means all software products developed, licensed to others, delivered, or implemented, and all services performed, by the Company.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, and legally binding agreements, whether written or oral.

“Copyrights” means all copyrights, whether in published or unpublished works, databases, data collections and rights therein, mask work rights, software, web site content; rights to compilations, collective works, and derivative works of any of the foregoing and moral rights in any of the foregoing; registrations and applications for registration for any of the foregoing and any renewals or extensions thereof, whether U.S. or foreign; and moral rights and economic rights in any of the foregoing.

“Disclosure Schedules” means the Disclosure Schedules delivered by the Member Representative on behalf of Members to Parent concurrently with the execution and delivery of this Agreement.

“Dollars or $” means the lawful currency of the United States.

“Domain Names” means Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith registered with or assigned by any domain name registrar, domain name registry or other domain name registration authority as part of an electronic address on the Internet and all applications for any of the foregoing.

“Encumbrance” means any charge, community property interest, pledge, equitable interest, lien (statutory or other), option, security interest, mortgage, right of first refusal, or similar restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising from or in connection with: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.

“Environmental Notice” means any written directive, written notice of violation or infraction, or written notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, any other Person that, together with such first Person, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“GAAP” means United States generally accepted accounting principles in effect from time to time, applied on a basis consistent with the basis on which the Financial Statements were prepared.

“Governmental Authority” means any federal, state or local government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Indebtedness” means, without duplication:

(i) all indebtedness for borrowed money of the Company, whether current, short-term, or long-term, secured or unsecured (excluding trade accounts payable incurred in the Ordinary Course of Business);

(ii) all indebtedness for the deferred purchase price for purchases of property of the Company that is not evidenced by trade accounts payable incurred in the Ordinary Course of Business, including any “earnout” or similar payments or any non-compete payments;

(iii) any liability of the Company in respect of letters of credit (other than stand-by letters of credit in support of trade accounts payable incurred in the Ordinary Course of Business);

(iv) any liability of the Company with respect to interest rate swaps, collars, caps and similar hedging obligations;

(v) any lease obligations of the Company under leases that are required to be accounted for as capital leases under GAAP;

(vi) all off-balance sheet financing of the Company, including synthetic leases and project financing;

(vii) all unearned income of the Company and all income of the Company recorded on the books and records for services not yet rendered;

(viii) any liability of the Company for any outstanding checks, money orders or similar instruments and any overdraft or similar charges, to the extent the amount of Cash as of the Closing Date is a negative amount;

(ix) any liability referred to in clauses (i) through (viii) above that is directly or indirectly guaranteed by the Company;

(x) accrued and unpaid interest on, and prepayment premiums, penalties or similar charges or expense reimbursements arising as a result of the discharge of any foregoing liability; and

(xi) any and all amounts owed by the Company to any of its Affiliates, including any of Members (other than amounts owed to any Member in his or her capacity as an employee of the Company).

“Intellectual Property” means Copyrights, Domain Names, Patents, Trademarks, Trade Secrets, and the goodwill associated with any of the foregoing.

“IT Systems” means the hardware, Software, communications networks, telephone switchboards, microprocessors and firmware and other information technology equipment that are owned or used by the Company.

“Knowledge of the Company” or any other similar knowledge qualification means the actual knowledge of each Member and the knowledge that a person in his or her position as an equity owner of the Company and, if applicable, an officer of the Company, would reasonably be expected to have.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include (a) punitive, special, exemplary or enhanced damages of any form (except for punitive damages in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party) or (b) damages not reasonably foreseeable and, as a result, not awardable under applicable Law.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to the business, financial condition, results of operations or assets of the Company; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effects in the United States or foreign economies or securities or financial markets in general; (ii) changes, conditions or effects that generally affect the industries in which the Company operates; (iii) conditions caused by acts of terrorism or war (whether or not declared) (iv) the announcement or pendency of the transactions contemplated by this Agreement (including the impact of any of the foregoing on relationships with customers, suppliers, licensors, employees or regulators) and any changes, effects, developments or circumstances to the extent arising from or relating to the identity of Parent; (v) any change in applicable Law or the interpretation thereof; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) through (v) above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses. Parent acknowledges that there may be a disruption to the Company’s business resulting from the execution of this Agreement or the announcement by Parent of the consummation of the Acquisition, and Parent agrees that such disruptions do not and shall not constitute a Material Adverse Effect.

“Merger Consideration” means $8,500,000.00 minus the aggregate amount of the payments to be made by Parent pursuant to Section 2.2(a).

“Object Code” means computer software that is substantially or entirely in binary form and that is intended to be directly executable by a computer after suitable processing and linking but without any intervening steps of compilation or assembly.

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the business of the Company through the Closing Date consistent with past custom and practice.

“Patents” means all patents, industrial and utility models, industrial designs, petty patents, patents of importation, patents of addition, certificates of invention, and any other indicia of invention ownership issued or granted by any Governmental Authority, including all provisional applications, priority and other applications, divisionals, continuations (in whole or in part), extensions, reissues, re-examinations or equivalents or counterparts of any of the foregoing; and moral and economic rights of inventors in any of the foregoing.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any Straddle Period, the portion of such taxable period beginning after the Closing Date.

“Post-Closing Taxes” means Taxes of the Company (other than Pre-Closing Taxes).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company for any taxable period ending on or before the Closing Date and, in the case of a Straddle Period, allocable to the portion of such period ending on the Closing Date as determined under Section 6.3.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Business” means developing, licensing, selling, reselling, maintaining, implementing or providing training, support or any services related to software to support both personal and commercial lines of insurance; provided, however, that in no event shall Sandeep Mehta’s continued involvement with Professional Services, Inc., an Illinois corporation (“PCS”), in any way be deemed to be involvement in a Restricted Business or to otherwise violate Section 5.2 hereof, so long as PCS does not alter its current business or operations to include activities that would otherwise constitute a Restricted Business.

“Selling Expenses” means all (a) unpaid costs, fees and expenses of outside professionals incurred by the Company or any of Members which the Company has agreed to pay or for which the Company is liable relating to the process of selling the Company, whether incurred in connection with this Agreement or otherwise, including all legal fees, accounting, tax, investment banking fees and expenses, (b) bonuses payable to employees, agents and consultants of and to the Company as a result of the Acquisition and unpaid by the Company as of the Closing Date (including the employer portion of any payroll, social security, unemployment or similar Taxes), and (c) severance obligations owed by the Company to employees, agents and consultants of and to the Company triggered prior to or as a result of the Acquisition (including the employer portion of any payroll, social security, unemployment or similar Taxes).

“Software” means computer software and code, including assemblers, applets, compilers, Source Code, Object Code, development tools, design tools, user interfaces and data, in any form or format, however fixed, including firmware.

“Source Code” means computer software that may be displayed or printed in human-readable form, including all related programmer comments, annotations, help text, data and data structures, instructions, procedural, object-oriented or other human-readable code, and that is not intended to be executed directly by a computer without an intervening step of compilation or assembly.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, Medicare, Social Security, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Insurance” shall mean, with respect to any Person, any insurance provided by any other Person that is not an Affiliate of such Person.

“Third Party Software Components” means Software or any components thereof owned by a third party and distributed by the Company.

“Trademarks” means trademarks, service marks, fictional business names, trade names, commercial names, certification marks, collective marks, Domain Names, and other proprietary rights to any words, names, slogans, symbols, logos, devices or combinations thereof used to identify, distinguish and indicate the source or origin of goods or services (whether or not registered); registrations, renewals, applications for registration, equivalents and counterparts of the foregoing, whether U.S. or foreign; and the goodwill of the business associated with each of the foregoing.

“Trade Secrets” means anything that would constitute a “trade secret” under applicable Law, and all other inventions (whether patentable or not), industrial designs, discoveries, improvements, ideas, designs, models, formulae, patterns, compilations, data collections, drawings, blueprints, mask works, devices, methods, techniques, processes, know-how, confidential information, proprietary information, customer lists, software and technical information; and moral and economic rights of authors and inventors in any of the foregoing.

“Transaction Documents” means each agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Parent or any Member in connection with the Acquisition, in each case only as applicable to the relevant party or parties to such Transaction Document, as indicated by the context in which such term is used.

“Work-In-Process” means services and development obligations to end-users of Company Products currently in progress or work remaining to be performed including, for example, services remaining to be performed under outstanding statements of work and custom software development obligations, but excluding day-to-day services that a software development company would typically provide in the ordinary course, including standard maintenance services.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

PARENT:		MERGER SUB:

PATRIOT NATIONAL, INC.		VIKARAN TECHNOLOGY SOLUTIONS, INC.

By:	/s/ Christopher A. Pesch	By:	/s/ Christopher A. Pesch
Name: Christopher A. Pesch		Name: Christopher A. Pesch
Title: Executive VP		Title: Vice President

COMPANY:

VIKARAN SOLUTIONS, LLC

By:	/s/ Sandeep Mehta
Name: Sandeep Mehta
Title: CEO

MEMBERS:

/s/ Sandeep Mehta	/s/ Steven Mariano
Sandeep Mehta	Steven Mariano

/s/ Steven Pazol	/s/ Ash Perti
Steven Pazol	Ash Perti

/s/ Christopher Pizzo	/s/ Judy Haddad
Christopher Pizzo	Judy Haddad

Signature Page to

Agreement and Plan of Merger

*	All schedules to this Exhibit 2.1 have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The schedules include a list of intellectual property, IT systems, members and capitalization, and the other Disclosure Schedules. A copy of any omitted schedule will be furnished to the Securities and Exchange Commission upon request.